Exhibit 10.28
Execution Version
AMENDED AND RESTATED LEASE AGREEMENT
BETWEEN
[***],
A DELAWARE LIMITED LIABILITY COMPANY,
AS LANDLORD,
AND
[***], A DELAWARE LIMITED LIABILITY COMPANY,
AS TENANT
BUILDING [***]

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22.	Hazardous Materials	45

23.	Representations and Warranties	47

24.	Due Diligence and Title Insurance	48

25.	Condominium	49

26.	Incentives	50

27.	Compliance with Anti-Bribery and Anti-Modern Slavery Laws	50

28.	Landlord Transfer	52

29.	Intellectual Property	55

30.	Confidentiality	55

31.	Dispute Resolution	58

32.	Mutual Waiver of Consequential Damages	59

33.	Force Majeure	59

34.	Miscellaneous	60

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BASIC LEASE INFORMATION

1.Lease Date:	[***]

2.Landlord:	[***], a Delaware limited liability company

3.Tenant:	[***], a Delaware limited liability company

4.Tenant Guarantor:	[***], a Delaware limited liability company

5.Landlord Party:	Landlord and any of its agents, contractors, employees, lenders, licensees or invitees.

6.Tenant Party:
Tenant; any assignees claiming by, through, or under Tenant; any subtenants; any Colocating Parties; and any of their respective Affiliates, agents, contractors, customers, representatives, employees, licensees, and invitees (except for Landlord or any Affiliate of Landlord pursuant to the Services Agreement (as defined in Section 7(c) below), if applicable).

7.Permitted Use:
The operation of a network operations center, datacenter and/or colocation facility and the installation, maintenance and operation of computer and telecommunications equipment, and related office use, storage use and related ancillary uses.

8.Land/Campus:
The land described on EXHIBIT A-1 attached to this Lease, being located in [***].
Upon the recordation of the Declaration (as hereinafter defined) in the County land records in accordance with Texas Condominium Act (the “Declaration Recordation”), the legal description of the Land will be modified to reference the Declaration and the applicable “unit(s)” described in the Declaration (and also reference the general common elements and limited common elements applicable to such unit(s) as set forth in the Declaration), and the parties will execute an amendment to this Lease, replacing EXHIBIT A-1, to memorialize the same.

9.Premises:
The Land and the approximately [***] square feet building described in EXHIBIT A-2 located on the Land to be constructed by Landlord in accordance with the Work Letter (comprised of [***] Data Halls with approximately [***] square feet per Data Hall, and [***] Network Core of [***] square feet and Office Space with approximately [***] square feet), as more particularly specified in the approved Construction Design Documents, including associated MEP infrastructure required to support the data center campus (including [***] and security and access control) and life safety systems, as determined by Tenant’s sole discretion) (the “Building”), and infrastructure to be constructed by as part of Landlord’s Work as described on EXHIBIT B-2 (collectively, the “Power Infrastructure”). The final building footprint and associated exterior power and cooling equipment shall be based on the [***] IFC design documents approved by the Tenant.

10.Power Infrastructure:	As described on EXHIBIT B-2.

11.Common Areas:	The parking areas, entrances, and similar facilities to be more particularly set forth in the Condo Documents (defined below), located on the Land for the benefit of all users of the Land.

12.Gross Utility Power:
The gross utility power supplied at [***], which shall be a minimum of [***]. The Gross Utility Power available at the Premises shall not be increased above the level contemplated in this Lease without the approval of Tenant.

13.IT Capacity:
The total electrical power connected to and available for utilization by Tenant in the Network Core and a Data Hall solely serving such Data Hall, for the purpose of delivering critical electrical power to Tenant’s equipment within such Data Hall, and excluding electrical power needed within such Data Hall or elsewhere in the Building or Campus for any systems or services that support the critical electrical power to Tenant’s equipment in such Data Hall, including without limitation, the Building Systems. The IT Capacity available at the Premises shall not be increased above the level contemplated in this Lease without the approval of Tenant.

14.Lease Year:	Each twelve (12) calendar month period beginning on the Commencement Date. The first Lease Year includes any partial calendar month if the Commencement Date is not the first day of a calendar month.

15.Target Commencement Date:
Landlord shall deliver the Building and IT Capacity in phases (each a “Phase”) by the dates set forth below (the “Target Commencement Date”), which dates shall be extended to the extent of any delays resulting from any Force Majeure Event or Tenant Delay.

16.Commencement Date:	The later of (i) the Delivery Date of the first Phase of the Building (being Data Hall Phase 1) and completion of Initial Power 1A, or (ii) the Target Commencement Date for Phase 1

17.Term:
The period commencing on the Commencement Date and expiring on the last day of the calendar month that is fifteen (15) years following such Commencement Date, or any earlier termination of the Lease in accordance with the provisions hereof. The Term may be extended in accordance with EXHIBIT C attached hereto.

18.Amended and Restated Work Letter:	That certain Work Letter between Landlord and Tenant attached hereto as EXHIBIT K.

19.Delivery Date:	As to each Phase, the date when the RFS Conditions (as defined in the Work Letter) have been satisfied as to such Phase.

20.Base Rent:
Base Rent for the first Lease Year will be calculated as set forth on EXHIBIT D attached to this Lease. On the first day of each Lease Year following the first Lease Year, Base Rent shall escalate by [***].

21.Security Deposit:	[***]

22.Rent:
Base Rent, Taxes, Operating Expenses and all other sums that Tenant may owe to Landlord or otherwise be required to pay under this Lease, such other amounts payable to Landlord to be paid within thirty (30) days of receipt by Tenant of an invoice after such costs are incurred by Landlord.

23.Laws:
All applicable federal, state, and local laws, ordinances, rules, requirements and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, existing as of the date hereof or hereinafter enacted or imposed.

24.Building Structure:
All structural components of the Premises and the Building exterior walls, roofs, roof membranes, roof coverings, building trusses and joists, footings, foundations, raised floors, structural portions of load-bearing walls, structural floors, floor slabs, and subfloors and structural columns and beams and underground drainage systems.

25.Building Systems:
The Building power, cooling, life-safety, plumbing, sanitary sewer, storm sewer, lighting, electrical, and mechanical systems, including, without limitation, the [***] infrastructure serving the Building.

26.Landlord’s Work:	The Work (as defined in the Work Letter) to be performed by Landlord pursuant to the terms of the Work Letter.

27.Affiliate:
An “affiliate” or “Affiliate” of any person or entity means any corporation or other entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity. For this purpose, “control” means possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities (or other ownership interests) or by contract or otherwise, or to elect a majority of the directors of a corporation or to independently select the managing partner of a partnership, or to independently select the managing member of a limited liability company.

28.Tenant’s Address:	[***] San Francisco, CA 94158 Attention: Contract Notices Email: [***]

With a copy to:

Latham & Watkins LLP [***] San Diego, CA 92130 Attention: [***]

29.Landlord’s Address:	[***] Redwood City, CA 94065 Email: [***]

AMENDED AND RESTATED LEASE AGREEMENT
This AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is entered into as of [***] (the “Lease Date”), by and between M[***], a Delaware limited liability company (“Landlord”), and [***], a Delaware limited liability company (“Tenant”). Landlord and Tenant, collectively, shall be referred to herein as the “Parties”, and Landlord and Tenant shall each individually be referred to herein as a “Party”.
1.Basic Lease Information and Definitions. The definitions and basic provisions set forth in the table of information labeled as “Basic Lease Information” on the foregoing five (5) pages (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Capitalized terms used in this Lease but not defined herein shall have the meaning given to them in the Work Letter, which is a part of (and incorporated into) this Lease.
2.Lease Grant. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord leases the Premises to Tenant for the Term and Tenant leases the Premises from Landlord for the Term. Subject to all of the terms and conditions of this Lease, (a) Tenant shall quietly have, hold and enjoy the Premises without hindrance from Landlord or any person or entity claiming by, through or under Landlord, and (b) Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. In addition, Landlord grants to Tenant the following rights:
(a)Intentionally omitted.
(b)The Buy Out Options, Right of First Offer and Right of First Refusal pursuant to EXHIBIT F.
In addition to the rights granted pursuant to this Section 2, Landlord will, throughout the Term (i) use commercially reasonable efforts to secure additional electrical power in excess of the [***] of Total Power (the “Excess Power”), including without limitation up to [***] of Excess Power from [***]to increase the Total Power and [***] substation capacity to [***] with N+1 redundant substation transformers per circuit for [***]. The Excess Power, if available, is currently anticipated to be approved by [***]and [***]on or about [***], at the Premises and acquire real property adjacent to the Land for such purpose, each on the best possible terms commercially available to Landlord, and (ii) at Tenant’s option, and at Tenant’s sole cost and expense, reasonably cooperate with Tenant to secure any and all easements for the benefit of the Premises from owners of real property adjacent to the Land, as reasonably required in Tenant’s reasonable discretion for the operation of the Premises for the Permitted Use; provided that, in each case, failure to satisfy (i) or (ii) shall not constitute a breach under this Lease; provided that Landlord shall not take any intentional action to adversely impact securing such Excess Power. Landlord will notify Tenant if and to the extent that it reasonably expects such Excess Power or adjacent real property to become available.
3.Tender of Possession; Contingencies.
(a)In accordance with the Work Letter, and subject to Tenant’s rights and remedies for delays as set forth therein, Landlord shall tender possession of each Phase of the Premises and the associated IT Capacity to Tenant in phases, with all of Landlord’s Work for each Phase completed (and all RFS Conditions for that Phase satisfied) as a condition of the Delivery Date of such Phase. Following the satisfaction of all RFS Conditions for each Phase, each of Tenant and Landlord shall execute the Commencement Date Agreement in the format attached hereto as EXHIBIT H as to such Phase. Tenant may use the entire Network Core and Office Space area beginning on the Delivery Date for the first Phase.
(b)Landlord shall use commercially reasonable efforts to satisfy the RFS Conditions for each Phase by the Target Commencement Date for such Phase. Concurrently herewith, Landlord has delivered to Tenant a completion guaranty from [***] (“Guarantor”) in the form attached hereto as EXHIBIT P guaranteeing the completion of the RFS Conditions for each Phase (“Completion Guaranty”). [***].
(c)In accordance with the Work Letter, and subject to Tenant’s rights and remedies for delays as set forth therein, Landlord shall provide Tenant with access to each Phase with all Early Access Conditions (as defined in the Work Letter) satisfied commencing on the date which is at least [***] prior to the Delivery Date for that Phase and continuing to the Delivery Date for such Phase (the “Early Access Period”). During the Early Access Period, Tenant shall have the right to enter upon such Phase of the Premises during normal business hours (and at other times permitted by Landlord) for the purpose of installing, configuring and testing cable trays, infrastructure cabling and its Equipment and other Tenant’s Personal Property in the Premises allocable to such Phase, provided that Tenant does not materially interfere with Landlord’s efforts to timely deliver possession of such Phase of the Premises with all of the Landlord’s Work substantially completed with respect to such Phase. During the Early Access Period, each and every provision of this Lease shall be in full force and effect with respect to the applicable Phase (excluding any services required to be provided by Landlord under this Lease, if any, which shall not be applicable until the Commencement Date); [***]. It is understood and agreed, however, that Tenant shall have no right to commence business operations in or from any portion of the Premises prior to the applicable Commencement Date for the applicable Phase, provided that, for the avoidance of doubt, testing and Tenant’s activities pursuant to the second sentence of this Section 3(c) shall not constitute business operations.

(d)Except as set forth in Section 7(b) hereof, form and after the applicable Delivery Date, Tenant shall have exclusive access rights, operational control and responsibility for the portion of the Building so delivered, and Tenant may, at Tenant’s sole election, contract out operational functions to third parties, including Landlord or an affiliate thereof, for operations of any or all operational functions.
(e)Landlord shall reasonably cooperate with Tenant to remove or mitigate the effects of any encumbrance discovered by Tenant after the Lease Date which could reasonably be expected to materially interfere with Tenant’s use of the Premises for the Permitted Use.
4.Rent.
(a)Payment. Commencing on the Commencement Date, Tenant will timely pay to Landlord the Rent (except to the extent subject to a Dispute), without notice, demand, deduction, abatement or set off (except as otherwise expressly provided herein as to any of the foregoing), in United States dollars at Landlord’s address provided for in this Lease, or at Tenant’s sole election, Tenant may make payments of Rent by electronic funds transfer or wire transfer (“EFT”), in which case Landlord will provide all necessary bank account and routing information as is necessary to permit Tenant to pay by EFT. Notwithstanding anything to the contrary set forth in this Lease, Rent for each Phase (based on the IT Capacity for such Phase) shall be abated until the Delivery Date for such Phase. Base Rent, adjusted as herein provided, will be payable monthly. With respect to (i) the first payment of Base Rent for each Phase, (ii) each annual escalation of Base Rent, (iii) the first payment of Operating Expenses for each Phase, and (iv) each annual increase in Operating Expenses (if applicable), Landlord must deliver monthly invoices through Tenant’s designated vendor portal or such other means as identified by Tenant and such invoiced amounts will be paid within thirty (30) days after Tenant’s receipt of such invoice. Except (i) as set forth in the immediately preceding sentence and (ii) for Base Rent subject to a Dispute, Base Rent shall be payable in consecutive monthly installments without abatement, demand, deduction or offset, commencing on the Commencement Date (subject to the demand, deduction, offset and abatements expressly set forth in this Lease) and continuing on the first day of each calendar month thereafter until the expiration of the Term, unless otherwise terminated earlier pursuant to express provisions of this Lease. If the Commencement Date or any subsequent Delivery Date for each Phase is a day other than the first day of a calendar month, then the Rent for such partial month as to the applicable Data Hall or the Network Core and Office Space shall be calculated on a per diem basis. Except for any Dispute regarding offset or abatement (which will be resolved in accordance with the Arbitration Process (i.e., the dispute resolution process set forth in Section 34(a))), any Dispute regarding Rent will be resolved in accordance with the dispute resolution process set forth in Section 31. Any Rent subject to a Dispute will become due and payable upon resolution of the Dispute.

To the extent any portion of the Rent (or any other amounts payable by Tenant to Landlord) is calculated based on costs that are subject to Tenant’s right to conduct an Audit (as defined and described in the Work Letter), if Tenant’s timely exercise of its Audit rights identifies overcharges of such costs, the Rent shall be reduced to reconcile such overcharges within thirty (30) days after Tenant provides Landlord with notice of such overcharges, notwithstanding that such Rent may have already been calculated, come due, or been paid.
(b)Taxes. From and after the Commencement Date:
(1)Tenant will pay all Taxes for each year and any Taxes for any partial year falling within the Term directly to the applicable governmental authority; provided that Tenant shall provide Landlord with evidence of such payment within ten (10) business days after written request from Landlord. To the extent permitted by law, Landlord will, at Tenant’s sole cost and expense, execute all documents (provided that such documents do not materially increase Landlord’s obligations or expose Landlord to additional liabilities), as are reasonably necessary to authorize Tenant to (i) pay the Taxes directly to the applicable governmental authority and (ii) directly receive all notices and communications regarding Taxes from the applicable taxing authority; provided that if such notices and communications are not received by Tenant, Landlord shall promptly provide same to Tenant following receipt thereof. “Taxes” means all Real Property Taxes and Personal Property Taxes, collectively. “Real Property Taxes” means all real property taxes, assessments, excises, levies, impositions, service payments and governmental charges levied on an ad valorem basis (plus any interest, other than penalty interest, payable thereon) or fees, including but not limited to ad valorem, sales, use, rent or similar taxes, including tax increases and re-assessments, assessments, including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, water, sewer and other utility levies and charges, excise tax levies, fees, including license, permit, inspection, authorization and similar fees, whether general or special, ordinary or extraordinary, foreseen or unforeseen, including state, county or municipal, and whether they be by taxing districts, utility districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement) now or hereafter attributable to the Land or the Building, and all other taxes, charges, assessments or similar impositions imposed in lieu of the same. “Personal Property Taxes” means all taxes, assessments, impositions, service payments and governmental charges levied on an ad valorem basis against personal property, fixtures, machinery, apparatus, systems, connections, and interconnections located in or used by Tenant in or in connection with the Premises (but only to the extent not otherwise included by the local taxing authority as Real Property Taxes). Notwithstanding the foregoing, Taxes will not include any income taxes, excess profits taxes, franchise taxes, capital gains taxes, excise taxes, margin taxes, estate taxes, inheritance taxes, succession taxes, withholding taxes, or any transfer taxes (excluding, for the avoidance of doubt, any obligation of Tenant to pay transfer taxes in connection with its exercise of the ROFO) or any fines, penalties or interest incurred as a result of Landlord’s failure to pay any Tax for which Landlord is responsible when due.
(A)For the tax year in which the Commencement Date occurs, in the event that Landlord pays Taxes applicable to periods after the Commencement Date, such amount shall be payable by Tenant in accordance with Section 4(a) above.
(B)Notwithstanding anything in this Lease to the contrary, in the event the Premises is part of the larger tax parcel, Tenant will pay Tenant’s Tax Share (hereinafter defined) of the Taxes directly to Landlord within forty-five (45) days following receipt of an invoice therefor along with a copy of all applicable Taxes bills from the applicable taxing authority and reasonable backup documentation for the calculation of Tenant’s Tax Share. “Tenant’s Tax Share” of the Taxes will be equal to (1) the Taxes attributable solely to the Building, plus (2) the product obtained by multiplying the Taxes paid with respect to Land only (and not improvements located thereon) by a fraction where (x) the numerator is the acreage of the Land, and (y) the denominator is the acreage of all land covered by the tax parcel.
(2)Tenant will have the right to file an appeal of the assessed or appraised value of the Premises for each full tax year within the Term and Landlord agrees (at Tenant’s sole cost and expense) that it will reasonably cooperate with Tenant in any such appeal to such extent as Tenant may request, provided that (a) Tenant has paid (and continues to pay) all Taxes previously determined to be due as provided in this Lease and (b) if Tenant elects by written notice to Landlord not to file such an appeal then with Tenant consent: (i) Landlord may file such an appeal; and (ii) if Landlord is successful in its appeal, Tenant will reimburse Landlord for the reasonable costs of such protest consultant services within thirty (30) days of invoice, but in no event shall Tenant be required to reimburse Landlord for an amount greater than the tax savings actually received by Tenant; provided, further, notwithstanding anything in this Section 4(b)(2) to the contrary, in the event that the Premises is part of the larger tax parcel, Tenant shall not pay more than the Tenant’s Tax Share of any costs and expenses incurred in respect of any appeal of the assessed or appraised value of the Premises. To the extent of any Taxes assessed following the Lease Date but prior to the Commencement Date, Tenant may request of Landlord, at Tenant’s cost and expense, to file an appeal of the assessed or appraised value of the Premises by written notice and may direct the conduct of the protest. Selection of consultants, attorneys, and advisors and their respective fees must be pre-approved by Tenant to the extent such fees will be payable by Tenant. Tenant or Landlord (whichever is conducting the contest) will give the other Party reasonable notice of, and information pertaining to, such contest and regular progress reports with respect thereto. Tenant or Landlord (whichever is conducting the contest) agrees that each such contest will be promptly and diligently prosecuted to a final conclusion. The Party conducting any such contest will indemnify, defend and hold harmless the other Party from and against any and all losses, judgments, decrees, costs and expenses (including all reasonable attorneys’ fees and expenses) arising in connection with such contest and Tenant will, promptly after the final determination of such contest, fully pay and discharge the amounts which will be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and will perform all acts the performance of which will be ordered or decreed as a result thereof. The institution of any appeal, however, will not release Tenant from paying any Taxes required to be paid by Tenant hereunder but Tenant may defer payment of the portion of Taxes being contested in accordance with the terms hereof and applicable Law pending the outcome of the contest, if and to the extent permitted by applicable Laws without subjecting the Premises to the possibility of foreclosure or lien by the taxing authority. In connection with tax protests, the following provisions shall apply:
(A)To the extent Tenant undertakes an action with respect to Taxes (e.g., a protest, a lawsuit, a hearing, etc.), Tenant may reasonably request information from Landlord and Landlord shall use commercially reasonable efforts to promptly respond to any such request, at Tenant’s sole cost and expense; provided that Landlord shall only be required to provide any such information to the extent it is in Landlord’s possession or control not proprietary, confidential or legally privileged.
(B)Landlord shall not disclose publicly (i) any written communications or requested documents to any tax authority relevant to Taxes, (ii) any information related to the construction costs of the Premises, (iii) any opinion of the value of the Premises, or (iv) if the Premises, or any portion thereof, is sold or transferred, the sale price of the Premises, in each case without Tenant’s express written consent, unless otherwise permitted under this Lease or required by Law. Notwithstanding the foregoing, Landlord shall not be restricted from making any such disclosure of information or other communication, as applicable, that: (a) such information is or becomes a part of the public domain through no act or omission of Landlord in violation of the foregoing; (b) such information was in the recipient’s possession prior to the disclosure and had not been obtained by recipient either directly or indirectly from Landlord; (c) such information was independently developed by the recipient; or (d) is disclosed under operation of law (provided that, to the extent practicable, prior to such disclosure, Landlord shall provide Tenant at least two (2) business days’ written notice), and in any event Landlord shall not be restricted from disclosing any such information to the extent otherwise permitted in Section 31(c) of this Lease.
(C)To the extent requested by Tenant in writing, Landlord shall reasonably cooperate with efforts by Tenant, at Tenant’s sole cost and expense, to perform valuations of the Premises, including providing access to customary financial data, engineering information, site access, and any other reasonably relevant information to Tenant and Tenant’s designated advisors. To the extent the information is in Landlord’s possession in the form requested by Tenant and is not proprietary, confidential or legally privileged to Landlord.
(D)Upon Tenant’s written request and at Tenant’s sole cost and expense, Landlord shall provide any information reasonably necessary to perform an appraisal of the Premises to the extent such information, is in Landlord’s possession in the form requested and is not proprietary, confidential or legally privileged to Landlord.
(E)Landlord agrees to reasonably cooperate in good faith, at Tenant’s sole cost and expense, if Tenant seeks future federal, state or local tax incentives or benefits, including, but not limited to, refunds, credits, deductions, abatements, or reimbursements.
(F)In the event Landlord receives written notice from a governmental authority of a breach of Landlord’s obligations related to tax incentives that is reasonably likely to impact the Tenant’s tax liabilities, Landlord shall forward such written notice to Tenant in writing within five (5) business days or receiving the same.
(G)Landlord shall use commercially reasonable efforts to both (i) deliver to Tenant copies of any written notices related to Taxes and or (ii) written communications (or written explanation of the contents of any communication related to Taxes) within 10 days of receipt from any taxing authority relevant to Tenant’s obligations for Taxes under this Lease.
(H)Reserved.
(I)Landlord agrees in good faith to use commercially reasonable efforts to provide Tenant with any necessary documentation and information (to the extent in Landlord’s possession and to the extent the same is not proprietary, confidential or legally privileged to Landlord) within 10 days of a written request to meet Tenant’s obligations related to Taxes. Upon written request from Tenant, Landlord shall also share copies of any reports or documents submitted to any entity to secure or maintain incentives with respect to the Premises, redacting confidential, proprietary or privileged information as needed.
(3)Prior to the expiration or earlier termination of this Lease, Tenant hereby agrees to pay Landlord its Taxes for the final year of the Term based upon a reasonable estimate thereof (collectively, “End of Term Taxes”). Within ninety (90) days following Landlord’s receipt of the tax bills (or equivalent documentation if no tax bills are issued) evidencing the actual amount of the End of Term Taxes, Landlord will forward such tax bills to Tenant. Within thirty (30) days following Tenant’s receipt of such tax bills, any overage paid by Tenant to Landlord will be reimbursed to Tenant and any shortage will be paid by Tenant to Landlord. The Taxes for the first and last year of the Term will be prorated between Landlord and Tenant so that Tenant will be responsible for that portion of the Taxes which accrued during the Term. This Section will survive the expiration or earlier termination of this Lease.
(c)Utilities. In addition to the obligations pursuant to the Work Letter, Landlord covenants and warrants that to extent included as Landlord’s Work under the Work Letter, the connections for all utilities to be used at the Premises for electricity, water, gas, sanitary sewer and storm sewer will be available at the Building on the first day of the Early Access Period, and the Premises will be separately metered for all utilities on the Commencement Date. Upon request, Landlord will provide easements for Tenant or Tenant’s providers to install telecommunications lines, including fiber, telephone and internet access to the extent required to provide a connection between the Building and at least [***]. Tenant shall be responsible for all charges, fees and taxes imposed by the applicable utility providers for all utilities for the Building, including, but not limited to, power, water, sewer, gas and fuel, along with any applicable late fees, interest and charges, in each case without markup (collectively, “Utility Costs”); provided, however, that Tenant shall not be responsible for any Utility Costs for power or water in excess of the amounts charged under the REP and PPA and Water Connection Agreements (as each term is defined in the Work Letter) [***]. With respect to any such Utility Costs billed directly to Tenant, Tenant shall timely pay such Utility Costs. With respect to any Utility Costs billed to Landlord, Landlord shall invoice Tenant, and Tenant shall pay Landlord monthly as Additional Rent for all such Utility Costs, which shall be paid in advance based on Landlord’s good faith estimate and subject to a true-up upon Landlord’s receipt of the applicable utility invoice, without markup. Upon receipt of the applicable utility invoice, Landlord shall reconcile the estimated and actual amounts of Utility Costs, and Tenant shall pay any shortfall (or receive a credit for any overpayment), and any such shortfall or overage credit shall be reflected in the estimated power costs for the following month. Tenant may, in its sole discretion, select the fiber provider to serve the Premises and in no event shall Tenant be subject to any cross connection charges. [***].
Landlord shall reasonably cooperate with Tenant and provide, at Tenant’s expense, such information, data, documentation and access reasonably requested by Tenant from time to time in connection with Tenant’s internal, regulatory, customer, investor, sustainability, environmental, emissions, utility usage, energy reporting or similar reporting obligations relating to the Premises, the Campus, the Power Infrastructure or Tenant’s operations thereat, including information regarding electricity usage, water usage, wastewater discharge, fuel usage, renewable energy attributes, carbon intensity, greenhouse gas emissions (including Scope 1, Scope 2 and reasonably available Scope 3 emissions data), cooling system performance, utility source information, and related operational metrics. Landlord shall use commercially reasonable efforts to cause the applicable utility providers, CRES Provider, Power Affiliate, operators and other applicable third parties to provide such information to Tenant where reasonably available. Tenant shall have the right to install, at Tenant’s cost and in accordance with applicable law, additional submeters, monitoring devices and reporting systems reasonably necessary to support such reporting obligations.
[***]
(d)Operating Expenses. With respect to each Phase, Tenant shall pay to Landlord Operating Expenses for the applicable Phase commencing on the Delivery Date for such Phase in accordance with, and subject to, the terms of EXHIBIT I attached hereto.
(e)Tax Form. Landlord shall provide to Tenant a duly completed Internal Revenue Service Form W-9.
5.Intentionally Omitted.
6.Alterations.
(a)Except as otherwise set forth in this Section 6, Tenant has the right, without Landlord approval, to make any alterations, additions, improvements, or other modifications to the Premises desired by Tenant, and additional buildings and any required utility extension or upgrades that may be associated therewith (collectively, “Alterations”), all at Tenant’s sole cost and expense. Notwithstanding the foregoing, in the event that any Alterations materially and adversely affect the Building Structure or Building Systems or would result in any permanent, material reduction of power capacity to the Building, Tenant shall provide to Landlord the plans and estimates for the required work for Landlord’s review and approval, which approval shall be granted or disapproved in Landlord’s sole but reasonable discretion (which disapproval may be on grounds that additional information is required for approval), within ten (10) business days of Landlord’s receipt. If Landlord fails to so respond to a request for approval of Alterations within such 10-business day period after receipt of the plans and estimates, Landlord will be deemed to have approved the proposed Alterations, including without limitation, the plans and costs thereof. Tenant shall endeavor to give Landlord not less than ten (10) days’ prior written notice before commencing any such Alterations that require Landlord’s approval so as to permit Landlord to post appropriate notices of non-responsibility. In no event shall such Alterations (i) violate any encumbrances or entitlements affecting the Land, including, without limitation, the Abatement Agreement, (ii) violate any applicable Laws, or (iii) release Hazardous Materials at the Land or otherwise violate Environmental Requirements.
(b)Tenant shall cause, at its sole cost and expense, all Alterations to comply with Landlord’s commercially reasonable insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations. All Alterations shall be constructed in a first class and workmanlike manner. Upon completion of any Alterations and upon Landlord’s reasonable request, Tenant shall deliver to

Landlord final lien waivers from all such contractors and subcontractors that performed work to the Premises in an amount equal to or greater than [***] or, in any case to the extent received by Tenant.
(c)Tenant shall be entitled to install signage with Tenant’s trade name on the exterior of the Building. Landlord will not install any signage in, on or about the Premises without Tenant’s approval (which Tenant may withhold in its sole and absolute discretion), except (i) signage with Landlord’s trade name located on or within the power infrastructure which signage is installed and maintained in compliance with all applicable Laws and, (ii) for such signs as may be required by applicable Laws in connection with the performance of Landlord’s Work. Tenant may place such signs in or about the Premises as Tenant may desire, so long as such signs comply with applicable Laws.
(d)Tenant and its utility, telecommunications services and dark fiber providers, will have the right, without Landlord’s consent, to install, test, monitor and maintain telephone and network connectivity equipment including, but not limited to, duct banks (above ground or underground), conduits, pathways, cabling, wiring, connections, distribution panels and related equipment in, on, under and about the Premises; provided that the foregoing shall not (i) materially and adversely affect the Substation, (ii) violate any encumbrances or entitlements affecting the Premises, including, without limitation the Abatement Agreement, (iii) violate any applicable Laws, or (iv) release Hazardous Materials at the Premises or otherwise violate Environmental Requirements.
(e)Except as set forth in the Work Letter and otherwise required by Law or to otherwise comply with Landlord’s obligations under this Lease, after the Commencement Date, Landlord will not have the right pursuant to this Lease to make any Alterations to the Premises after the Commencement Date without Tenant’s prior written approval, which Tenant may withhold in its sole and absolute discretion.
(f)Tenant shall keep the Premises free from any and all liens arising out of any Alterations, or any other work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record by payment thereof or posting of a bond in a form and issued by a surety reasonably acceptable to Landlord. Following the expiration of said thirty (30) day period, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s reasonable out-of-pocket costs and expenses, and Tenant shall indemnify and defend each and all of the Landlord Protected Parties against any damages, losses, costs, liabilities, expenses and claims arising out of any such claim. Tenant’s indemnification of Landlord contained in this Section shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by Law.
7.Maintenance and Repair.
(a)Tenant’s Maintenance Obligations.
(1)Subject to any remaining construction obligations of Landlord pursuant to the Work Letter and Landlord’s maintenance obligations as set forth elsewhere in this Section 7, Tenant (a) shall have operational control and responsibility of each portion of the Premises in a Phase following the Delivery Date as to such Phase, respectively, which responsibility Tenant has contracted to Landlord or an Affiliate of Landlord (the “Operator”) pursuant to the Services Agreement, and (b) will, at its sole cost and expense, maintain and repair the Premises (excluding the Building Structure) following the Commencement Date, in first-class condition, order and repair in compliance with all applicable Laws and at all times during the Term, ordinary wear and tear and damage by casualty excepted.
(2)Tenant and Landlord will reasonably cooperate in the enforcement of any warranty by the other Party so that the maximum recovery under such warranty can be obtained.
(3)Landlord shall be responsible to reimburse Tenant for the following costs (the “Reimbursable Repairs”):
(i)the costs of repairs and replacements to Landlord’s Work, to the extent such repair or replacement is Landlord’s responsibility under the Work Letter and the need for such repair or replacement arises during the applicable Landlord warranty periods that cover such repair or replacement as set forth in the Work Letter, except to the extent the need for any such repairs or replacements was caused by Tenant’s or any Tenant Party’s negligence, gross negligence or willful misconduct;
(ii)the reasonable out-of-pocket costs of repairs and replacements to all portions of the Premises or Alterations to the extent the same are damaged due to the negligent acts (but not omissions) of Landlord or its agents, contractors, vendors, or subcontractors, fraud, willful misconduct or breach of Landlord’s obligations under this Lease.
Landlord shall reimburse Tenant, within thirty (30) days following Tenant incurring such costs. If after such thirty (30) day period Landlord has not paid the amounts due, Tenant will be entitled to offset such amount from up to [***] of Base Rent each month (provided that such amounts may be accelerated in order for Tenant to recover the full amount prior to expiration of the Term) until such amount is fully recovered.
(4)The Parties acknowledge that (i) Tenant has delegated the maintenance and other obligations under this Lease to Operator pursuant to that certain services agreement executed concurrently herewith (the “Services Agreement”), incorporating the terms included on the term sheet attached hereto as EXHIBIT J, (ii) the Services Agreement is a separate agreement (such that a default under such Services Agreement shall not be a default under this Lease, and vice versa), and (iii) the Services Agreement may have a term that is shorter than the Term. Notwithstanding anything in this Lease to the contrary, during the term of the Services Agreement, the restrictions upon Landlord’s access to the Premises set forth in this Lease shall not restrict access by the Operator to the Premises, but such access will be subject to the terms of the Services Agreement.
(b)Landlord’s Maintenance Obligations. Subject to Section 7(a), Landlord shall keep in first class condition, order and repair the Building Structure and the Power Infrastructure, including the associated transmission, Substation, duct banks, power and cooling Infrastructure ordinary wear and tear and damage by casualty excepted, and Landlord shall comply with Section 22(a) in connection with the foregoing covenant. Subject to Tenant’s obligation to reimburse Landlord for Operating Expenses, all such maintenance and repair, including the cost of replacing capital items, shall be performed at Landlord’s cost. Landlord’s maintenance obligation shall include the obligation to provide adequate staffing of qualified professionals to operate and maintain the Power Infrastructure during the Term and shall keep critical spare parts on site to minimize outages of the Power Infrastructure and reduce outage duration.
(1)In the event that Landlord fails to properly maintain, repair, or replace the Building Structure or the Power Infrastructure, Tenant shall be entitled to the remedies set forth in Section 7(c) below.
(2)Landlord shall (a) perform (or cause to be performed) all repairs and replacements that are the responsibility of Landlord under this Lease in compliance with all Laws and in a good, workmanlike and lien-free manner using qualified, licensed contractors, and (b) use commercially reasonable efforts to cause all contractors and subcontractors to insure all Tenant Parties as additional insureds, to the same extent that Landlord or any of Landlord’s Affiliates are additional insureds, and name all Tenant Parties as indemnitees and beneficiaries of all guaranties and warranties, to the same extent that Landlord or any of Landlord’s Affiliates are indemnitees and beneficiaries of guaranties and warranties under the applicable contracts and subcontracts. In connection with the foregoing, Tenant shall have the right to observe Landlord’s performance of any and all maintenance and/or repairs to the Premises and Landlord shall cooperate and coordinate with Tenant regarding any such maintenance and/or repairs, including providing Tenant with commercially reasonable advanced notice of such maintenance and repairs, but such observation shall not be a prerequisite for Landlord’s performance.
(3)Landlord shall cooperate with Tenant in the enforcement of any warranties assigned to Tenant pursuant to the Work Letter. In the event that any warranty under the Work Letter is not assigned to Tenant, Landlord shall use commercially reasonable efforts to enforce such warranty for Tenant’s benefit.
(c)Tenant Takeover Right. Notwithstanding anything to the contrary set forth in Section 7(b) above, at any time upon at least thirty (30) days’ notice to Landlord, Tenant may (in its sole discretion) enter into any service contract relating to any maintenance, repair or replacement obligation of Landlord pertaining to the Power Infrastructure, life safety systems, and/or MEP infrastructure. Without limiting the foregoing, if Landlord fails to perform any of its maintenance, repair or replacement obligations pertaining to the Building Structure (other than the Power Infrastructure, life safety systems, and/or MEP infrastructure) in a manner that is consistent with industry best practices for similar facilities, or if the manner in which Landlord performs or Landlord’s failure to perform such obligations will, in Tenant’s reasonable determination, cause or result in a degradation of the performance of the facilities or will otherwise interfere with Tenant’s operations at the Premises, and Landlord does not remedy such failure to Tenant’s satisfaction within thirty (30) days’ notice after Tenant delivers written notice to Landlord, Tenant may (in its sole discretion) enter into any service contract relating to any maintenance, repair or replacement obligation of Landlord pertaining to the Building Structure as set forth in Tenant’s notice, at Tenant’s sole cost. If Tenant exercises the takeover right described in this Section 7(c), (i) Landlord will not have any obligation under Section 7(b) above to maintain any matters managed by Tenant pursuant to the terms of this Section or covered by such service contract after the date set forth in Tenant’s notice and (ii) any costs incurred by Landlord in connection with any matters covered by such service contract after the date set forth in Tenant’s notice will be excluded from Operating Expenses. No such takeover will limit Landlord’s obligations with respect to the Reimbursable Repairs.
8.Use; Compliance with Laws. Subject to the terms and conditions of this Lease and all applicable Laws, Tenant will have the right to use the Premises for the Permitted Use throughout the Term. Tenant will comply, at Tenant’s sole cost, with all Laws, encumbrances, and permits relating to the use, condition, access to, and occupancy of the Premises and will not commit waste or subject the Premises to any use that would devalue or damage the Premises (except for by normal wear and tear and depreciation). Nothing herein will require Tenant to conduct any business from the Premises. Subject to applicable Laws, Tenant will have the right to park vehicles, store and use trailers, and locate and use modular data center equipment, backup generators and equipment in the exterior areas of the Premises. Notwithstanding anything to the contrary herein, Tenant is not responsible for, and Landlord retains full responsibility for any and all violations of applicable

Laws existing as of the Commencement Date except to the extent caused by Tenant or a Tenant Party. Subject to the terms and conditions of this Lease and all applicable Laws, Tenant may use the entire Premises 24 hours a day, 7 days a week, 52 weeks a year.
9.Assignment [***] by Tenant.
(a)Transfers. Tenant may not assign this Lease (each a “Transfer”) without the prior written consent of Landlord, in Landlord’s reasonable discretion, which consent shall not be unreasonably withheld, conditioned or delayed and shall be subject to good faith consideration of credit enhancement set forth below (provided that, it should be reasonable for Landlord to withhold its consent to a Transfer if Landlord’s lender withholds its consent to such Transfer based on the creditworthiness of the transferee). Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any of the following situations: (i) a Transfer to a [***], [***], (ii) a Transfer to any Affiliate of Tenant where Tenant continues to guarantee all of the obligations under this Lease following such Transfer, or (iii) a Transfer to any other party where Tenant continues to guarantee all of the obligations under this Lease following such Transfer. [***] [***]. Landlord shall consider in good faith other credit enhancements other than the foregoing credit rating when determining whether to grant or withhold its consent to a Transfer. Upon any Transfer [***], Tenant will be automatically released from any obligations under this Lease occurring from and after the date of such Transfer; provided that, for the avoidance of doubt, except with respect to a Transfer [***], Tenant shall not be released from its obligations under this Lease. [***]. The collection of the Base Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be (1) a waiver of any of Landlord’s rights under this Section 9(a), (2) an acceptance of assignee [***]as Tenant, or (3) a release of Tenant from the performance of Tenant’s obligations under this Lease. [***]. A Transfer by Tenant in violation of the provisions of this Section 9(a) shall be void and of no effect. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities (in each case, determined in accordance with GAAP) excluding from the determination of total assets licenses, patents, trademarks, trade names, copyrights, and franchises, and other intangible assets as classified under GAAP as intangible assets.
(b)Colocation. Landlord acknowledges that the business to be conducted by Tenant in the Premises may include the installation and use of certain equipment owned, licensed, leased, or otherwise used by customers, affiliates, vendors or colocators of Tenant (collectively, “Colocating Parties”) in the Premises. Tenant may, without Landlord’s prior written consent, enter into license agreements (collectively, “Colocation Licenses”) with Colocating Parties to install and operate such Colocating Parties’ equipment in the Premises in order to interconnect with Tenant’s equipment and facilities and/or other Colocating Parties equipment and facilities; provided, however, the Colocation Licenses, and each Colocating Parties’ use of the Premises will be subject and subordinate to the terms of this Lease. Landlord and Tenant hereby acknowledge and agree that the Colocation Licenses will not constitute, or be deemed to be, the grant of a leasehold [***]interest, or otherwise constitute, or be deemed to be, a real property interest in the Premises.
(c)Leasehold Mortgages. Tenant shall have the right at any time during the Term to encumber its leasehold estate hereunder with a mortgage, deed of trust or other security instrument (a “Leasehold Mortgage”) in favor of any lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Leasehold Mortgage (as defined below); provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other financial institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Leasehold Mortgage (a “Leasehold Mortgagee”); provided that, except as provided in this Lease, no Person shall be considered a Leasehold Mortgagee unless the underlying Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the leasehold estate shall be subject to the terms of the Lease, including, without limitation, Section 9. Tenant shall provide written notice to Landlord of such Leasehold Mortgage, a true copy of such Leasehold Mortgage, and the notice information for such Leasehold Mortgagee and if there is more than one Landlord Mortgagee designating a single entity to act on behalf of all Leasehold Mortgagees (a “Leasehold Mortgagee Information Notice”) and no notice from Landlord shall be effective unless it is also given to any Leasehold Mortgagee. Further, provided that Tenant has delivered a Leasehold Mortgagee Information Notice, each Leasehold Mortgagee shall receive notice, and a copy, of any award or decision made in said arbitration or other proceeding.
(1)Default and Cure Rights. In the event of a default by Tenant hereunder, Landlord shall accept any curative acts undertaken by or at the instigation of a Leasehold Mortgagee in accordance with the terms of this Section as if the same had been undertaken by Tenant. If Landlord shall elect to terminate this Lease by reason of any default of Tenant, the Leasehold Mortgagee shall have the following rights:
(i)to nullify any notice of termination by curing such default prior to the expiration of any cure period for such breach afforded to Tenant; and
(ii)to postpone and extend the specified date for the termination of this Lease as fixed by Landlord in its notice of termination, for a period of not more than ninety (90) days, provided that such Leasehold Mortgagee shall agree with Landlord (by giving a notice to that effect to Landlord) prior to the effective date of termination, to accomplish the following within the times hereinafter provided and shall, in fact, accomplish the following in a timely manner:
(A)cure or cause to be cured within ten (10) days of such notice any then-existing Monetary Defaults;
(B)promptly cure or cause to be cured any other defaults that such Leasehold Mortgagee can cure;
(C)take steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgagee or otherwise, provided that the time period for commencement of such steps shall be extended one day for each day that the Leasehold Mortgagee is under any statutory or judicial restraint precluding the taking of such steps; and;
(D)prosecute to completion with reasonable diligence the steps commenced pursuant to the proceeding clause.
If, at the end of said ninety (90) day period, as the same may be extended as aforesaid, the Leasehold Mortgagee shall be actively engaged in steps to acquire or sell Tenant’s interest herein and is in compliance with the other conditions set forth in clauses (A) through (B) above, the time for completion of said steps shall be further extended upon the same conditions for such period as shall be reasonably necessary to complete such steps with reasonable diligence. If Tenant’s interest is acquired or sold by foreclosure of the Leasehold Mortgage or otherwise during said ninety (90) day period, as the same may be extended as aforesaid, the intended termination of this Lease by Landlord under the aforesaid notice will be automatically nullified, and this Lease will continue as if said notice of termination had never been given. Notwithstanding anything to the contrary herein, no Leasehold Mortgagee shall be permitted to foreclose on Tenant’s interest in the Lease unless such foreclosure would satisfy the transfer requirements of Tenant under Section 9 of this Lease. Nothing in this subsection of this Section 9(c), however, shall be construed to extend this Lease beyond the original term thereof, nor to require a Leasehold Mortgagee to continue such foreclosure proceeding after a default has been cured. If the applicable default shall be cured pursuant to the terms and within the time periods allowed in this Section 9(c) and the Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.
(2)Assignment. Tenant’s interest in this Lease may be assigned pursuant to judicial or non-judicial foreclosure or a conveyance in lieu of foreclosure (a “Foreclosure Transfer”); provided that such transferee must be a [***]. Any transferee under a Foreclosure Transfer, and any Leasehold Mortgagee that acquires the Tenant’s interest under a new lease pursuant to clause (3) below, may assign this Lease but such transferee shall not be released from all liability as Tenant under this Lease from and after the date of such assignment unless such assignment is to a [***].
(d)New Lease. If this Lease, without the consent of a Leasehold Mortgagee, is terminated for any reason prior to its stated Term (except as a result of a default by Tenant hereunder that Leasehold Mortgagee did not timely cure in accordance with Section 9(c)(1)), Landlord shall, upon written request from the Leasehold Mortgagee made within ten (10) business days after such termination, enter into a new lease of the Premises with the Leasehold Mortgagee timely requesting such a new lease. The new lease shall be on the same terms and conditions as this Lease (including any rights or options to extend the Term or acquire the Land) and shall have the same priority as this Lease. Landlord’s obligation to enter into the new lease shall be conditioned upon the following: (a) the Leasehold Mortgagee shall have cured all monetary defaults and commenced, and all reasonably curable non-monetary defaults; and (b) the Leasehold Mortgagee shall reimburse Landlord for all reasonable costs and expenses incurred in entering into the new lease.
10.Insurance; Waivers; Subrogation; Indemnity
(a)Landlord’s Insurance. Landlord shall maintain the following insurance:
(1)special form causes of loss property insurance covering the full replacement cost of the Power Infrastructure or such policy shall have a limit of liability equal to the full replacement value for the Power Infrastructure, together with insurance against sprinkler damage, vandalism and malicious mischief, rental loss insurance for up to [***], and such further insurance as Landlord deems necessary and commercial general liability insurance applying to the use and occupancy of the Power Infrastructure, and any areas adjacent thereto. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance and rent loss insurance. All such insurance shall be included as part of the Operating Expenses charged to Tenant; and
(2)With respect to each Phase, prior to the commencement of construction, Landlord shall procure and maintain construction property insurance (builder’s risk, civil-works, or equivalent). All such insurance shall be included.
(b)Tenant’s Insurance. Tenant, at its expense, shall obtain and maintain during the Term (except as expressly set forth below) insurance of the types and amounts as follows and issued by insurance companies that are reasonably acceptable to Landlord:
(1)from and after the date that the Building is substantially complete and operational, special form commercial property insurance covering the full replacement cost of the Premises (other than the Power Infrastructure) at Tenant’s expense or such policy shall seek approval from Landlord for a limit of liability equal to [***], and such insurance shall (a) at a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30) including flood, earthquake, windstorm and severe convective storm perils where commercially available and at rates that are not cost-prohibitive, and (b) eliminate any coinsurance requirement in the policy through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form and (c) shall also include machinery/mechanical breakdown insurance;
(2)worker’s compensation insurance with no less than the minimum limits required by law;
(3)employer’s liability insurance with limits not less than the greater of (A) [***] each accident for bodily injury by accident and [***] each employee for bodily injury by disease or (B) such limits as required by law;
(4)from and after the date that the Building is substantially complete and operational, commercial general liability (“CGL”) insurance, and, if necessary, commercial umbrella insurance, with limits of not less than [***] each occurrence and not less than
[***] in the aggregate for property damage, personal injuries, or deaths of persons occurring in or about the Premises to the extent commercially available and at rates that are not cost-prohibitive;
(5)automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than [***] each accident, and such insurance shall (I) cover liability arising out of any auto (including owned, hired, and non-owned autos), (II) be written on ISO form CA 00 01, CA 00 05, CA 00 25, or a substitute form providing equivalent liability coverage, (III) include Landlord as an insured using ISO endorsement CA 20 48 or an equivalent form;
(6)from and after the date that the Building is substantially complete and operational, excess or umbrella insurance, providing coverage on a “following form” basis and shall provide coverage in excess of the commercial general liability, employer’s liability, and commercial auto liability with limits of not less than [***] each occurrence and not less than [***] in the aggregate;
(7)In addition, during any period when any demolition or construction on the Premises is underway or if Alterations are being made in accordance with this lease, Tenant shall maintain can cause any contractors to maintain insurance during the construction or installation of any improvements in according with this section.

(8)The required coverage and limits listed herein are minimum limits established by Landlord as of the date hereof and by written notice from Landlord to Tenant from time to time (but, not more frequently than once in each five (5) calendar year period), Landlord may reasonably require increases to the minimum limits of any of the required policies to amounts institutional prudent owners of real estate similar to the first-class hyperscalers in the area where the Premises is located would prudently maintain (to the extent commercially available at rates that are not cost-prohibitive) and nothing contained in this paragraph shall be construed to mean the required limits are adequate or appropriate to protect Tenant from greater loss and shall not limit the liability of Tenant; and
(9)At Tenant’s option, Tenant shall purchase business income, business interruption, extra expense or similar coverage as part of its special form commercial property insurance, but should Tenant not purchase business income, business interruption, extra expense or similar coverage in no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors, or agents; except, that, Landlord shall be liable for any business interruption or other consequential loss sustained by Tenant if such loss was caused by the gross negligence or willful misconduct of Landlord, its employees, officers, directors, or agents.
(c)Tenant’s CGL insurance shall be written on ISO occurrence form CG 00 01 04 13 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract. Landlord, and at Landlord’s request, any lender holding a mortgage lien against the Premises shall be included as an additional insured under Tenant’s CGL insurance, using ISO additional insured endorsement, CG 20 11 or a substitute providing equivalent coverage, and under Tenant’s commercial umbrella insurance, if any. Tenant’s CGL insurance shall also insure on an occurrence and not a claims-made basis and contain hostile fire coverage and contractual liability coverage. Tenant’s CGL insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to or maintained by Landlord. There shall be no endorsement or modification of Tenant’s CGL insurance to make it excess over other available insurance; alternatively, if Tenant’s CGL insurance states that it is excess or pro rata, such policy shall be endorsed to be primary with respect to the additional insured or insureds, as the case may be. Each Party hereto waives all rights against the other Party hereto and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the waiving Party’s CGL insurance, and under such Party’s commercial umbrella insurance, if any, maintained pursuant to this Section 10(b).
(d)Insurer Requirements. All insurance required to be maintained by Landlord or Tenant under this Lease shall be issued by insurance companies authorized to do insurance business in the state in which the Premises are located and that are rated not less than A-, VIII in Best’s Insurance Guide or an equivalent rating from another nationally recognized insurance rating agency.
(e)No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 10 that covers the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business or loss of revenues, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other Party caused such Loss (defined below). Nothing contained in this Section 10 shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. Additionally, Tenant waives any claim it may have against Landlord or any of the other Landlord Protected Parties (defined below) for any Loss to the extent such Loss is caused by a terrorist act, and Landlord waives any claim it may have against Tenant or any of the other Tenant Protected Parties (defined below) for any Loss to the extent such Loss is caused by a terrorist act. Each Party will cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other Party. Tenant acknowledges that Landlord will not carry insurance on any property of any Tenant Party located in or about the Premises and, except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant assumes all risk of loss for the property of any Tenant Party located in or on the Premises. Landlord acknowledges that Tenant will not carry insurance on, and will not be responsible for damage to, any property of any Landlord Party located in or about the Premises or the Power Infrastructure; provided, however, that the foregoing shall not be deemed to be a waiver of any right or remedy available to Tenant under the Services Agreement.
(f)Indemnity.
(1)Subject to Section 10(f) and except to the extent (x) Landlord is obligated to indemnify Tenant pursuant to Section 10(f)(2) below and (y) arising from any Losses resulting from the gross negligence or willful misconduct of Landlord and Landlord Protected Party, Tenant will indemnify, protect, defend, and hold harmless all of Landlord, Landlord Protected Parties, Landlord’s property manager, Landlord’s Lender (as defined in Section 11 below) and their respective shareholders, members, partners, Affiliates and subsidiaries and any directors, officers, employees, insurers, representatives, agents or contractors of such persons or entities (collectively, the “Landlord Protected Parties”) from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, penalties, losses, liens, and expenses (including reasonable attorneys’ fees) (a “Loss” or collectively, “Losses”) to the extent arising from or in connection with (a) the use or occupancy of the Premises by Tenant or the Tenant Parties, (b) the negligence or willful misconduct by Tenant or any Tenant Party with respect to the use of the Land, Common

Areas or Premises, (c) third party claims arising from any breach or default in the performance of Tenant’s obligations under this Lease, (d) the presence of any Hazardous Materials Handled by Tenant (or any Tenant Party) at, on or under the Premises, (e) any damage or condition caused the presence of any Hazardous Materials in violation of Environmental Requirements at, on or under the Premises caused or exacerbated after the Commencement Date, including by reason of Hazardous Materials Handled by Tenant (or any Tenant Party); and/or (g) the violation of any Environmental Requirement by Tenant or any Tenant Party at, on or under the Premises after the Commencement Date.
(2)Subject to Section 10(f) and except to the extent (x) caused by any matters for which Tenant is required to indemnify Landlord in accordance with Section 10(f)(1) above or (y) of any Losses resulting from the gross negligence or willful misconduct of Tenant, or default under this Lease by Tenant, or any other Tenant Protected Parties, Landlord will indemnify, defend, protect and hold harmless all of Tenant, any property management vendor of Tenant, any lender identified by Tenant, and their respective shareholders, members, partners, Affiliates and subsidiaries and any managers, directors, officers, employees, agents, contractors, consultants, representatives, successors, transferees and assigns of such persons or entities (collectively, the “Tenant Protected Parties”) from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable out-of-pocket attorneys’ fees) for any Loss to the extent arising from any occurrence in or on the Land, Common Areas or Premises to the extent caused by the negligence, gross negligence or willful misconduct of Landlord or any Landlord Party.
(3)Subject to Section 10(e) and except to the extent caused by any matters for which Tenant is required to indemnify Landlord in accordance with Section 10(f)(1) above, Landlord further agrees to indemnify, defend, protect and hold harmless Tenant and the other Tenant Protected Parties from and against any third party Loss (i.e., a Loss claimed by any third party that is not a Tenant Party or any of the Tenant Protected Parties) to the extent caused by Landlord’s gross negligence or intentional misconduct. Landlord further agrees to indemnify, defend, protect and hold harmless Tenant from any Loss related to any damage or condition caused by (i) the presence of any Hazardous Materials in violation of Environmental Requirements at, on or under the Premises existing as of the Commencement Date, unless caused or exacerbated after the Commencement Date, including by reason of Hazardous Substances Handled by Tenant (or any Tenant Party) at, on or under the Premises in violation of Environmental Requirements, or (ii) the violation of any Environmental Requirement by Landlord (or any Landlord Party) at, on or under the Premises as of the Commencement Date.
(4)The rights to indemnification under this Section 10(f) shall not be affected or treated as qualified by any investigation or due diligence conducted by or on behalf of either Party or any actual, imputed or constructive knowledge acquired or capable of being acquired

(whether pursuant to due diligence or otherwise) at any time by or on behalf of either Party, whether before or after the date of execution of this Lease, with respect to the accuracy or inaccuracy of any representations and warranties, or compliance or non-compliance with any obligation, undertaking, representation, covenant or agreement of the other Party under this Lease, and no such investigation, due diligence or knowledge shall prejudice any claim for indemnification or operate as to reduce any indemnity amount recoverable. Notwithstanding the foregoing or any other language to the contrary in this Lease, no right to indemnification under Section 10(f)(3) shall be available to Tenant and the other Tenant Protected Parties for any Hazardous Materials identified through any voluntary sampling or voluntary testing, except to the extent required by Environmental Requirements. Notwithstanding the foregoing or any other language to the contrary in this Lease, Tenant and the other Tenant Protected Parties waive any claims of contribution or cost recovery against Landlord under the Comprehensive Environmental Response, Compensation and Liability Act and similar Environmental Requirements; provided that the foregoing waiver shall not limit or otherwise impact the express rights of Tenant under this Lease. Further, the Parties acknowledge that the Tenant Protected Parties and the Landlord Protected Parties are intended third party beneficiaries of this Section, and notwithstanding anything to the contrary in this Lease, the Tenant, Landlord and/or their respective assigns shall be entitled to enforce their indemnity right hereunder.
(5)If either Party receives notice of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by the indemnities set forth in this Section, the indemnified Party shall promptly tender its defense to the indemnitor. Upon receipt of such tender, the indemnitor shall promptly take necessary and appropriate action to defend and protect the indemnified parties’ interest, with counsel reasonably satisfactory to the indemnified Party. The indemnified Parties shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against them.
(6)The indemnification obligations set forth herein are (i) independent of, and will not be limited by, each other or any insurance obligations (whether or not complied with) or damages or benefits payable under workers’ compensation or other statutes, (ii) not diminished or limited in any way by any insurance carried in whole or in part by Tenant or Landlord, which shall in all cases function in excess of these indemnification obligations, and (iii) will survive the termination of this Lease until all matters covered by this indemnity are fully and finally barred by applicable Laws. The indemnification provisions shall include all applicable Laws affecting the validity or enforceability of those provisions, and the applicable Laws will operate to amend those provisions to the minimum extent necessary to bring the provisions into conformity with the applicable Laws and the provisions, as modified, shall continue in full force and effect.

(7)In the event of the concurrent negligence or intentional misconduct of Tenant, its agents, employees, or contractors on the one hand and that of Landlord, its agents, employees, or contractors on the other hand, a Party’s (the “Indemnifying Party”) obligation to indemnify the other as set forth in this Section 10(f) is limited to the extent of the Indemnifying Party’s negligence and/or intentional misconduct, and that of its agents, employees, or contractors, including the Indemnifying Party’s proportionate share of reasonable costs, attorneys’ fees, court costs, expert witness fees, and other expenses incurred in connection with any claim, action, or proceeding brought with respect to such injury or damage.
(g)Leasehold Mortgagee Insurance Provisions. With respect to any fire or other hazard insurance maintained by Landlord covering the Building, the Power Infrastructure, or any other portion of the Premises (collectively, “Landlord’s Building Insurance”), all proceeds payable under such Landlord’s Building Insurance shall be paid first to Landlord’s lenders and bondholders in accordance with their respective priority, and no Leasehold Mortgagee shall have any claim to or interest in such proceeds that is superior to or pari passu with the interests of Landlord’s lenders and bondholders. For the avoidance of doubt, notwithstanding any other provision of this Lease, no Leasehold Mortgagee shall be named as a loss payee or additional insured (other than for liability coverage) with respect to Landlord’s Building Insurance in a manner that would entitle such Leasehold Mortgagee to receive proceeds prior to, or on a parity with, Landlord’s lenders and bondholders.
11.Subordination. As of the date hereof, Landlord represents and warrants that Landlord has not caused there to be any Mortgages or Primary Leases (each, as defined below) encumbering the Premises. Landlord acknowledges and agrees this Lease will not be subordinate to any mortgage or other instrument that now or hereafter secures a monetary lien and encumbers the Premises (each a “Mortgage”) or any leasehold interest in the Premises superior to this Lease including any ground lease (each a “Primary Lease”), unless a Subordination and Non Disturbance-Agreement (“SNDA”), in a form reasonably acceptable to Tenant and Lender and consistent with the provisions of this Section 11, is executed and delivered to Tenant by the mortgagee, beneficiary, grantee or other secured party under any such Mortgage or the lessor under any such Primary Lease, as applicable (any such mortgagee, beneficiary, grantee or other secured party and any such lessor each being referred to herein as a “Lender”). Landlord will require that the terms of any SNDA provide at a minimum, that so long as there is no existing Event of Default of Tenant that has persisted beyond any applicable cure periods under this Lease, (a) Tenant’s possession and rights under this Lease shall not be disturbed, (b) Tenant’s rights or obligations under this Lease shall not be modified in any material respect, (c) Tenant shall be notified of any default by Landlord under Landlord’s agreements with the Lender, and (d) Tenant shall not be joined in any foreclosure or similar proceeding. Tenant agrees to execute and deliver such an SNDA in recordable form within ten (10) business days after receipt of written request by Landlord, provided it is consistent with the terms of this Section 11. Provided that the holder of any particular Mortgage or lessor under any particular Primary Lease, as applicable, agrees not to disturb Tenant’s rights hereunder pursuant to the terms of an SNDA that is consistent with the terms of this Section 11 and upon Tenant’s receipt of the executed SNDA, this Lease will be subordinate to that particular Lender’s Mortgage or Primary Lease, as the case may be, that now or hereafter covers all or any part of the Premises. Notwithstanding anything to the contrary set forth in this Lease, that in no event shall this Lease be subordinate to any Mortgage or Primary Lease held by any entity that is a [***] or a [***] (as defined in Section 28(a) below) or Controlled by a [***] or [***], and Tenant shall have no obligation to execute an SNDA with any such entity. Any Lender may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The lien of any existing or future Mortgage will not cover Tenant’s Equipment located in or on the Premises. Notwithstanding anything to the contrary set forth in this Lease, that in no event shall this Lease be subordinate to any Mortgage or Primary Lease held by or benefitting, any entity that is a [***] or a [***] (as defined in Section 28(a) below) or Controlled by a [***] or a [***], and Tenant shall have no obligation to execute an SNDA with any such entity. During the Term, Landlord will ensure that no Lender (or any entity holding a Mortgage or Primary Lease) is a [***] or is owned (other than a non-controlling, minority interest) or controlled by a [***]. A violation of the foregoing sentence, to the extent such violation is not cured by the earlier to occur of (i) the date that is sixty (60) days after the date such [***] or [***] becomes a Lender, the entity which is owned or controlled by such [***] or [***] become a Lender, or such [***] or [***] comes into control or ownership of Landlord’s Lender, as applicable, or (ii) the date that such [***] or [***] or Lender owned (other than a non-controlling, minority interest) or controlled by such [***] or [***] forecloses on the Mortgage, shall be deemed to be a Prohibited Sale, and, in addition to the other rights and remedies available at law or in equity, Tenant shall have the rights set forth in Section 28 below. In no event shall a Prohibited Entity or [***] be permitted to access to Tenant’s Confidential Information by virtue of the ownership of any non-controlling interest in Lender or participation or syndication interest in a loan secured by a Mortgage encumbering the Premises, and any disclosure of Tenant’s Confidential Information to a [***] or Restricted Party in connection therewith shall permit Tenant to exercise its rights under Section 29 below.
12.Condemnation
(a)Total Taking. If the Premises or a portion thereof is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and if such Taking is of the entire Premises (a “Total Taking”), then this Lease will terminate as of the date of the Taking. Tenant may continue to occupy the Premises until the condemning authority takes physical possession pursuant to the terms of this Lease. However, at any time following written notice of a Total Taking or within the time limit specified for delivering possession, Tenant may, by written notice to Landlord, elect to deliver possession of the Premises to Landlord in its then as-is condition before the actual Total Taking. Tenant’s right to apportionment of or compensation from the award then accrues as of the date that Tenant so delivers possession, and Tenant’s obligation to pay Rent and perform any other obligations hereunder will end as of the date that Tenant so delivers possession.
(b)Partial Taking - Tenant’s Rights. If any part of the Premises becomes subject to a Taking that is not a Total Taking but otherwise permanent in nature (a “Partial Taking”), and such Partial Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Partial Taking, then Tenant may terminate this Lease as of the date of such Partial Taking by giving written notice to Landlord within [***] after the Partial Taking, and Rent will be apportioned as of the date of such Partial Taking. If Tenant does not terminate this Lease, then Rent will be abated on a reasonable basis as to that portion of the Premises rendered Untenantable by the Taking. A space is “Untenantable” if it is in a condition that will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Partial Taking. Notwithstanding the foregoing, if Landlord provides written notice to Tenant within sixty (60) days after the Partial Taking stating that Landlord elects to restore the portion of the Premises constituting Landlord’s Work affected by the Partial Taking, and Landlord diligently prosecutes such restoration and uses best efforts to complete such restoration as soon as practicable, but in any event within [***], after the date of the Partial Taking, and provided further that during such restoration, Landlord shall keep Tenant fully apprised of the progress of such restoration work and shall permit Tenant to attend and participate in all meetings with the contractor performing such restoration work, then Tenant shall not have the right to terminate this Lease pursuant to this Section. If Landlord does not complete the restoration within said [***], or if the completed restoration fails to meet the standard set forth above, as reasonably determined by Tenant, then Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within thirty (30) days after the end of such period (or within thirty (30) days after completion of the restoration, if applicable), and Rent shall be apportioned as of the date of such termination. In addition to the foregoing, Tenant may also terminate this Lease if the Power Infrastructure is materially impacted by such Taking during the [***] and Landlord reasonably estimates that it will take more than [***] to restore the Premises, subject to extension for Force Majeure. In the event of Tenant’s termination pursuant to this Section 12(b), the termination is deemed to be effective as of the date of Tenant’s notice of termination (in which event the parties have no further rights or liabilities under this Lease (except for any that expressly survive termination of this Lease)) and Tenant shall surrender possession of the Premises to Landlord in their then current condition within a reasonable period of time after Tenant gives Landlord notice of such termination. Any Rent paid after the date of such termination shall prorated accordingly.

(c)Restoration. If this Lease is not terminated in accordance with the provisions of the foregoing subparagraphs, or if there is a Temporary Taking pursuant to the terms of Section 12(d) below, Landlord will, [***], restore the remaining portion of the Premises to a complete architectural unit of like quality, operational function, and character as existed prior to such Taking, provided that Landlord will not be required to expend more on such restoration than the condemnation award received by Landlord which is applicable to the Premises and if the deficiency exceeds [***] (“Landlord Taking Contribution”), then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Partial Taking, provided that if Landlord terminates as a result of such deficiency, Tenant may negate Landlord’s termination of this Lease by providing notice to Landlord within (x) ninety (90) days or (y) if such Partial Taking occurs within the [***], sixty (60) days of Tenant’s receipt of Landlord’s termination notice, stating that Tenant elects to fully fund the deficiency (less the Landlord Taking Contribution which shall be contributed by Landlord) to restore the Premises.
(d)Temporary Taking. Except as expressly otherwise provided in this Section 12(d), if all or any portion of the Premises becomes subject to a Taking for a limited period of time (a “Temporary Taking”), this Lease will remain in full force and effect and Tenant will continue to perform all of the terms, conditions and covenants of this Lease, but Tenant shall be entitled to the full amount of any reward with respect to such Temporary Taking (the “Temporary Award”) and in the event Rent for the time period of the Temporary Taking exceeds the Temporary Award, such excess Rent will be abated. Notwithstanding the foregoing, if a Temporary Taking prevents or will prevent Tenant from either conducting business in the Premises in a manner substantially consistent to that conducted immediately before such Temporary Taking, or materially and adversely affects Tenant’s security requirements (in each case as reasonably determined by Tenant) in any respect, in either event for a period of [***] or longer (the date of such Temporary Taking, the “Extended Temporary Taking Date”), then Tenant may by written notice given to Landlord within ninety (90) days after the Extended Temporary Taking Date terminate this Lease, and Rent will be apportioned as of the date of the termination as designated by Tenant and Tenant shall have no right to any award attributable to the period after such termination. A Taking will not be considered temporary and this Section will not be applicable if there will be fewer than [***] remaining in the Term when the Premises is anticipated to be restored to Tenant after the conclusion of the Taking.
(e)Award. If any Taking occurs, except with respect to a Temporary Taking pursuant to Section 12(d) above, then Landlord will collect, settle and compromise the amount of any award and Tenant will be entitled to participate with Landlord in any proceedings or negotiations related thereto and to separately pursue a claim against the condemnor for the leasehold value of Tenant’s rights pursuant to this Lease, and Tenant shall have the right to contest the Taking or the amount of the award therefor granted to Tenant, provided Tenant’s claim does not reduce Landlord’s award. Tenant shall be entitled to that portion of the award granted to Landlord expressly attributable to (i) the value of any improvements to the Premises or utilities serving the Premises made or paid for by Tenant, and (ii) any loss of goodwill, business interruption, moving expenses, or the value of Tenant’s Equipment. With respect to a Temporary Taking, unless Tenant is entitled to terminate this Lease and does terminate this Lease pursuant to Section 12(d) above, Tenant will collect, settle and compromise the amount of any award and Landlord agrees to cooperate in Tenant’s efforts. Subject to the provisions of this paragraph, with respect to a Partial Taking where this Lease is not terminated, or a Temporary Taking where this Lease is not terminated, any award or payment will be held and disbursed first for the costs of restoration of the improvements at the Premises.
13.Fire or Other Casualty.
(a)Repair Estimate. If, following the Commencement Date, the Premises and/or the Power Infrastructure are damaged by fire or other casualty (a “Casualty”), Landlord will, within sixty (60) calendar days after receipt of such notice of Casualty from Tenant, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.
(b)Tenant’s Rights. If (1) a material portion of Landlord’s Work are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty, (2) [***] estimates that the damage caused thereby cannot be repaired within [***] after the delivery of the Damage Notice, subject to extension for Force Majeure (the “Repair Period”), and (3) the Casualty was not caused by Tenant’s Equipment or Tenant’s gross negligence or willful misconduct, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. Notwithstanding the foregoing, Tenant may also terminate this Lease if the Landlord’s Work is damaged by Casualty during the [***] of the Term and Landlord reasonably estimates that it will take more than [***] to repair such damage, subject to extension for Force Majeure; provided that the foregoing termination right will not apply if the Casualty was caused by Tenant’s gross negligence or willful misconduct. In the event of Tenant’s termination pursuant to this Section 13(b), the termination is deemed to be effective as of the date of Tenant’s notice of termination (in which event the parties have no further rights or liabilities under this Lease (except for any that expressly survive termination of this Lease)) and Tenant shall surrender possession of the Premises to Landlord in their then current condition within a reasonable period of time after Tenant gives Landlord notice of such termination. Any Rent paid after the date of such termination shall prorated accordingly.

(c)Landlord’s Rights. If there is a Casualty to the Landlord’s Work or a material portion of either, and (1) Landlord estimates that the damage to the Premises and/or the Power Infrastructure, as applicable, cannot be repaired within the Repair Period, (2) the Premises and/or the Power Infrastructure is damaged during the [***] of the Term and Landlord reasonably estimates that it will take more than [***] to repair to repair such damage, or (3) regardless of the extent of damage, a material portion of the damage is not fully covered by the insurance policies required to be maintained by Landlord under this Lease (and Landlord has in fact carried such policies) and the deficiency exceeds [***] (“Landlord Casualty Contribution”), then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, provided that if Landlord terminates pursuant to (3) above, Tenant may negate Landlord’s termination of this Lease by providing notice to Landlord (x) within ninety (90) days or (y) if such Casualty occurs within the last [***] of the Term, within sixty (60) days of Tenant’s receipt of Landlord’s termination notice, stating that Tenant elects to fully fund the deficiency (less the Landlord Casualty Contribution which will be contributed by Landlord) to restore the Premises and/or the Power Infrastructure, as applicable.
(d)Settlement of Insurance. Provided this Lease remains in full force and effect and no Event of Default of Tenant exists beyond the applicable cure period, Tenant will have the right to have a representative present when Landlord adjusts and compromises claims under the Causes of Loss-Special Form (formerly “all-risk”) Property Insurance policy maintained by Landlord, and the Parties will use commercially reasonable efforts to provide information required by the insurers related thereto; provided, however, such insurance proceeds will be paid directly to Landlord and Tenant will have no right to share in any such proceeds.
(e)Repair Obligation. If this Lease is not terminated pursuant to the terms herein following a Casualty, then Landlord will, as soon as reasonably practicable after such Casualty, begin to repair the Landlord’s Work and will proceed with reasonable diligence to restore same to substantially the same condition that existed immediately before such Casualty except for modifications required by applicable Laws; however, Landlord will not be required to repair or replace any of the Tenant Improvements, Tenant’s Equipment or Alterations within the Premises or any furniture, equipment, trade fixtures or personal property of Tenant or any Tenant Party or others in the Premises, and Landlord shall use all available insurance proceeds (plus all applicable deductible and self-insured amounts) solely to restore the Landlord’s Work. If this Lease is terminated under the provisions of this Section 13, Tenant will be entitled to the full proceeds of its insurance policies providing coverage for all Tenant Improvements and Alterations and all of Tenant’s furniture, fixtures, equipment, installations, and personal property.
(f)Abatement of Rent. Except to the extent caused by Tenant’s gross negligence or willful misconduct, if the Premises are damaged by Casualty, Rent for the portion of the Premises rendered Untenantable by the damage will be abated on a reasonable basis from the date of damage until the Premises can be used for the Permitted Use (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).
14.Events of Default of Tenant. Each of the following occurrences will be an “Event of Default of Tenant”; provided, however, notwithstanding any provision of this Lease to the contrary, if an occurrence would otherwise be an Event of Default of Tenant, but such occurrence results from the acts of Landlord or its Affiliates, including the failure of Landlord or its Affiliate to perform its obligations pursuant to the Services Agreement, if any, then the same will not be an Event of Default of Tenant:
(a)Monetary Default. Tenant’s failure to pay Rent or any portion thereof (except for any portion subject to any offset, abatement or deduction as expressly permitted by this Lease and except as set forth in Section 34(a)); within [***] after Landlord has delivered written notice to Tenant that the same is due in accordance with Section 4(a) above (a “Monetary Default”) (provided, however, that if Landlord provides [***] of Monetary Default in any [***] period, the cure period for each subsequent Monetary Default shall be reduced to [***] for the remainder of such [***] period during the Term). If Tenant fails to pay Rent or any portion thereof when due, Tenant shall pay Landlord upon demand late payment interest on such unpaid amount from the date such amounts were due and payable at the lesser of (a) [***] per annum or (b) the maximum lawful rate of interest (the “Applicable Rate”);
(b)Other Defaults. Tenant’s failure to perform, comply with, or observe any other obligation of Tenant under this Lease and the continuance of such failure for a period of more than [***] after Landlord has delivered to Tenant written notice thereof; provided, however, that if the default is capable of cure but the failure is of such a nature as to be impracticable or impossible to be cured by the end of such [***] period, the [***] period will be extended for the number of days reasonably required for Tenant to cure the same so long as Tenant initiates its curative efforts within such [***] period and thereafter diligently pursues such curative efforts to completion; provided that, if such default is not cured within [***] days, Landlord shall have the rights set forth in Section 15(c) (a “Performance Default”);
(c)Critical Defaults. Tenant defaults in the performance of its obligations under Sections 9 and 10 and such failure is not cured within thirty [***] after Landlord has delivered to Tenant written notice thereof (a “Critical Default”); and
(d)Insolvency. The filing of a petition by or against Tenant (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing will not be an Event of Default of Tenant unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof (an “Insolvency Default”).
15.Landlord Remedies. Landlord may, as Landlord’s exclusive remedies following an Event of Default of Tenant take any one or more of the following actions:
(a)Termination of Lease. Upon the occurrence of a Monetary Default (and only after delivering a second written notice to Tenant specifying in bold, all capitalized font Landlord’s intent to terminate this Lease and allowing Tenant an additional [***] to cure the Monetary Default), a Critical Default, or an Insolvency Default, Landlord may terminate this Lease by giving Tenant written notice thereof, in which event Landlord may recover from Tenant and Tenant will pay to Landlord on demand the sum of (i) all Rent accrued and unpaid for the period up to and including such termination date, together with interest at the Applicable Rate; (ii) Rent that otherwise would have been payable by Tenant to Landlord for the remainder of the Term (without regard to such earlier termination) discounted to present value (at a per annum rate equal to [***]), less any amount that Landlord has received from reletting the Premises for all or a portion of the remainder of the Term after all Landlord’s reasonable costs and expenses incurred in such reletting have been subtracted; (iii) without duplication of clause (i) (to the extent such amounts are deducted from rents received therein), any amounts Landlord reasonably incurs in reletting or attempting to relet the Premises during the remainder of the Term (without regard to such earlier termination), including, without limitation, all brokerage and reletting costs; and (iv) other necessary and reasonable expenses (including without limitation reasonable attorneys’ fees) incurred by Landlord in enforcing its remedies. The foregoing shall be considered liquidated damages for loss of the bargain and not a penalty.
(b)Termination of Possession. Upon the occurrence of a Monetary Default (and only after delivering a second written notice to Tenant specifying in bold, all capitalized font Landlord’s intent to terminate Tenant’s right of possession and allowing Tenant an additional [***] to cure such Monetary Default), a Critical Default or an Insolvency Default, Landlord may terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant in which event (1) Tenant will pay to Landlord all Rent and other amounts accrued hereunder to the date of termination of possession, (2) Tenant shall promptly surrender of and vacate the Premises and deliver possession thereof to Landlord in accordance with this Lease and (3) Tenant will continue to pay all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, less any net sums thereafter received by Landlord through reletting the Premises during such period. If Landlord elects to proceed under this Section

13(b), and to the extent permitted by Law, Landlord may remove all of Tenant’s property from the Premises and store the same in the manner described in Section 19 below. Landlord shall use reasonable efforts to relet the Premises on commercially reasonable terms (which may include a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises), and provided that Landlord shall not be required to relet the Premises before leasing any other available properties owned by Landlord or Landlord Affiliate. All amounts payable to Landlord through such reletting (less actual costs incurred by Landlord in connection with such reletting) shall be credited to amounts payable by Tenant hereunder, provided that Tenant will not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises will not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises will be deemed to be taken under this Section 15(b). If Landlord elects to proceed under this Section 15(b), it may at any time elect to terminate this Lease under Section 15(a).
(c)Perform Acts on Behalf of Tenant. (i) Upon five [***] prior written notice to Tenant following the occurrence of an Event of Default of Tenant resulting from (A) a breach of Tenant’s obligations to comply with Law that could reasonably be expected to result in material liability to Landlord, or (B) a failure of Tenant to comply with Environmental Requirements or Tenant’s obligations herein with respect to Hazardous Materials, or (ii) without notice and an opportunity to cure in the event of an emergency involving imminent threat to life/safety or imminent risk of material property damage (each of the items in (i) and (ii), a “Landlord Self-Help Matter”), take such action on behalf of Tenant (and enter upon the Premises in connection therewith solely to the extent necessary to resolve such Landlord Self-Help Matter) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, to the extent necessary to cure such Landlord Self-Help Matter, and Tenant will reimburse Landlord for any reasonable, actual expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and attorneys’ fees and expenses). If Tenant fails to pay such amounts within thirty (30) days following Landlord’s written demand therefor together with reasonable evidence of same, interest shall accrue thereon from the date such amount is due and payable at the Applicable Rate. Such entrance and such performance shall not terminate this Lease or constitute an eviction of Tenant. As a condition to exercising the provisions of this Section 15(c), Landlord covenants and agrees that any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord will observe and comply with all of Tenant’s Access Protocols (as defined below), provided that in no event shall such Tenant’s Access Protocols inhibit Landlord from correcting the Landlord Self-Help Matter. Notwithstanding the foregoing or anything to the contrary set forth in this Lease, Landlord shall not be permitted to enter the Premises to exercise its rights under this Section 15(c), unless such breach by Tenant arises from a Landlord Self-Help Matter, in which event, Landlord shall only be permitted to access the portions of the Premises which are necessary to cure such Landlord Self-Help Matter and Landlord shall comply with Tenant’s Access Protocols during all such access.
(d)No Waiver. Landlord’s acceptance of Rent following an Event of Default of Tenant will not waive Landlord’s rights regarding such Event of Default of Tenant. Landlord’s acceptance of any partial payment of Rent will not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent will not constitute an accord and satisfaction of the full amount of the Rent that is due. Institution of a forcible detainer action to re-enter the Premises shall not be construed to be an election by Landlord to terminate this Lease. Landlord may collect and receive any Rent due from Tenant and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord or be held to waive or alter the rights or remedies which Landlord may have at law or in equity or by virtue of this Lease at the time of such payment.
(e)Notwithstanding anything herein to the contrary, Landlord expressly waives the right to forcibly dispossess Tenant from the Premises but without limiting Landlord’s rights under Section 15(b), whether peaceably or otherwise, without judicial process such that Landlord will not be entitled to any “commercial lockout” or any other provisions of applicable Laws which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.
(f)Duty to Mitigate. Landlord will have the duty in all instances to use commercially reasonable efforts to mitigate its damages with respect to any Event of Default of Tenant.
(g)Cumulative Rights. All rights and remedies of Landlord herein or existing at law or in equity (subject to the limitations set forth in the succeeding sentence) are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other. Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be permitted to terminate this Lease or abate Rent (except as set forth in Sections 12(b), 12(d), and 15(g)) for a breach by Landlord under this Lease.

16.Events of Default of Landlord. Each of the following occurrences will be an “Event of Default of Landlord”:
(a)Performance Default. Landlord will be in default if Landlord fails to perform obligations required of Landlord under this Lease in any material respect and the continuance of such failure for a period of more than thirty (30) days after Tenant had delivered to Landlord written notice thereof; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord will not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
(b)Critical Defaults. Landlord defaults in the performance of its obligations under Section 28 and such default continues for more than five (5) business days after Tenant has delivered written notice thereof to Landlord.
(c)Insurance. Landlord fails to procure and maintain the insurance policies and coverages as required under Section 10(a), and such failure will continue for ten (10) days after Tenant’s written notice thereof; provided, however, it shall not be an “Event of Default” if such default is a result of Tenant’s actions or omissions.
(d)Insolvency. The filing of a petition by or against Landlord (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Landlord’s property or for Landlord’s interest in this Lease; (4) for the reorganization or modification of Landlord’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Landlord, then such filing will not be an Event of Default of Landlord unless Landlord fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.
17.Tenant Remedies. Upon an Event of Default of Landlord after the Commencement Date, in addition to all other rights and remedies Tenant may have under this Lease or at law or in equity, [***]. If after such thirty (30) day period Landlord has not paid the amounts due, [***]. Notwithstanding any provision of this Lease to the contrary, if a breach of a material obligation of Landlord is an Emergency Situation (as defined below), [***]. An “Emergency Situation” shall be defined as an emergency involving an imminent threat to life/safety or an imminent risk of damage to property or imminent threat to Tenant’s operations or an imminent risk to any Critical Services (as defined below).

18.Service Interruptions; Material Interference.
(a)Electricity Service Interruptions. In the event of any Electricity Service Interruption Event (as hereinafter defined), Tenant shall be entitled to the remedies set forth herein. During a Total Electricity Service Interruption Event, [***]. During a Partial Electricity Service Interruption Event, [***]. If a Total Electricity Service Interruption Event continues for more than [***], whether consecutively or in a [***], Tenant may [***].
(1)Definitions.
(i)“Demarcation Point” means the point of delivery of electrical power to Tenant, upstream of Tenant-owned equipment, as specified in the final Basis of Design or other applicable design document resulting from the final Issued for Construction Stage of Review.
(ii)“Design Criteria” means those services and utilities required to support Tenant’s intended use of the Premises as a high-density data center, including (i) delivery of electrical power in accordance with the Design Criteria, including required redundancy, and (ii) cooling necessary to operate Tenant’s equipment at the IT Capacity.
(iii)“Electricity Service Interruption Event” means a Total Electricity Service Interruption Event or a Partial Electricity Service Interruption Event
(iv)“Essential Services” means the electrical and mechanical design specifications set forth in the final Basis of Design or other applicable design document resulting from the final Issued for Construction Stage of Review, including redundancy configuration (e.g., N+1 or 2N), capacity, and operating parameters.
(v)“Excluded Event” means (i) scheduled maintenance performed in accordance with this Lease and with required prior notice, (ii) failures caused by Tenant’s acts or omissions, (iii) Force Majeure Events or (iv) failure of utility power for a duration which exceeds the extent Landlord is required under the Design Criteria to provide backup or redundant power (provided that such backup/redundant power is actually provided).
(vi)“Partial Electricity Service Interruption Event” means a Service Interruption Event in which electrical power is delivered to the Premises, but Landlord fails to maintain the redundancy, capacity, or operating parameters required by the Design Criteria for a continuous period exceeding [***].

(vii)“Service Interruption Event” means a failure by Landlord to provide one or more Essential Services at the applicable Demarcation Point in accordance with the Design Criteria, other than as a result of an Excluded Event.
(viii)“Total Electricity Service Interruption Event” means a Service Interruption Event in which Landlord fails to deliver electrical power to the Premises sufficient to support the IT Capacity for a continuous period exceeding [***].
(2)Without limiting the foregoing, if, during any calendar month, there are multiple Electricity Service Interruption Events, where each individual Electricity Service Interruption Event lasts less than [***] but the aggregate duration of such Electricity Service Interruption Events exceeds [***], then, notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to a credit of up to [***] of the proportional monthly Base Rent for the affected portion of the Premises on a Data Hall by Data Hall basis, and if the Electricity Service Interruption Event continues for more than [***], then Tenant shall have the right, but not the obligation, to perform a Cure Action. In addition, if any Electricity Service Interruption Event is caused by the fraud, willful misconduct, negligent acts (but not omission) of Landlord or any Landlord Party or the breach of Landlord’s obligations and such Electricity Service Interruption Event continues for a period of thirty (30) consecutive days, Tenant shall [***]. If an Electricity Service Interruption Event occurs, Tenant will notify Landlord (1) in accordance with the terms of the Lease and (2) by email to [***] (or such other contacts as may be communicated to Tenant from time to time) (provided, however, that in no way shall Tenant’s failure to notify Landlord be deemed to be a waiver of Tenant’s rights hereunder), and Landlord shall, as soon as reasonably practical following receipt of Tenant’s notice, deliver to Tenant a reasonably detailed response with Landlord’s remediation plan to resolve the Electricity Service Interruption Event, and Landlord will diligently pursue the remediation plan until all Electricity Service Level Events are cured and all Essential Services are restored for Tenant’s Permitted Use. Landlord will pay to Tenant within thirty (30) days of demand all reasonable out-of-pocket costs actually incurred by Tenant in resolving such interruption and causing all Essential Services to be restored. Landlord will reimburse Tenant within thirty (30) days of demand for all reasonable, actual, documented, out of pocket third party costs incurred by Tenant in resolving such interruption and causing all contracted power to be restored. If after such thirty (30) day period Landlord has not paid the amounts due, Tenant will be entitled to offset such amount from Base Rent each month taking into account all offset rights received by Tenant pursuant to this Lease for such month until such amount is fully recovered. The credit remedies and termination right expressly set forth in this Section and Tenant’s cure right (described in Section 17) shall be Tenant’s sole and exclusive remedies against Landlord in the event of an Electricity Service Interruption Event for any IT Capacity; provided, however, that nothing contained here shall be deemed to be a waiver by Tenant of any of its rights or remedies under the Services Agreement. For the avoidance of doubt, credits and other remedies under this Section shall not be cumulative, and in the event an occurrence constitutes a Total Electricity Service Interruption Event, Tenant shall not be entitled to any separate or additional credits or remedies applicable to a Partial Electricity Service Interruption Event arising from the same occurrence for the period during which the Partial Electricity Service Interruption Event overlaps with the Total Electricity Service Interruption Event. Notwithstanding the foregoing, credits and other remedies under this Section will be cumulative with any available remedies under the Services Agreement.
(b)Other Service Interruptions. In the event of any interruption or degradation of Critical Services (other than electricity which will be subject to the terms of Section 18(a) above) to the Premises that is caused by the fraud, willful misconduct, negligent acts (but not omissions) of Landlord or any Landlord Party or the breach of Landlord’s obligations under this Lease (each, a “Service Interruption”), and such Service Interruption continues for a period of [***], Tenant will notify Landlord (1) in accordance with the terms of the Lease and (2) by email to [***] (or such other contacts as may be communicated to Tenant from time to time), and Landlord shall, as soon as reasonably practical following receipt of Tenant’s notice, deliver to Tenant a reasonably detailed response with Landlord’s remediation plan to resolve the Service Interruption, and Landlord will diligently pursue the remediation plan until all Critical Services that are the subject of the Service Interruption are restored for Tenant’s Permitted Use. The parties acknowledge and agree that any interruption or degradation of Critical Services to the Premises resulting from Landlord (or an Affiliate of Landlord to the extent party to the applicable Services Agreement) performing its obligations for planned maintenance that is approved by the Tenant under any Services Agreement or a default thereunder by such party, as reasonably determined by Tenant pursuant to a root cause analysis, shall not constitute a Service Interruption under this Lease; provided, however, that the foregoing shall not be deemed to be a waiver by Tenant of any of its rights or remedies under the Services Agreement. The term “Critical Services” means (a) all MW of contracted power are available to the Building at the utility billing meter and all MW of critical power are available at Tenant’s rack level power distribution units within the Premises; (b) water, sanitary sewer, storm sewer and gas services are being supplied to the Building in a manner approved by Tenant; (c) all telecommunications, fiber and network services serving the Building is available for Tenant’s use in the Building at all pathways for such service serving the Building; and (d) all Tenant Parties have reasonable access to the Premises and all parking areas for the Premises. If such Service Interruption continues for a period of [***] or more after Landlord’s receipt of notice from Tenant, Tenant shall be entitled to a credit against Base Rent for such month in an amount proportional to the MW reduction in Critical Services affected by such Service Interruption and the duration of such Service Interruption; provided that in no event shall Tenant be entitled to a double collection of remedies under this Lease and the Services Agreement. The accrual of such Base Rent credit will continue until the Service Interruption has been resolved such that the primary or secondary feed of the affected Critical Service is available for use by Tenant in the Premises. If, during any calendar month, there are multiple Service Interruptions, where each individual Service Interruption lasts less than [***] but the aggregate duration of such Service Interruptions exceeds [***], then, notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to a credit against Base Rent in an amount equal to an entire calendar month. If the Service Interruption continues for more than [***], then [***]. The deadlines set forth in this paragraph shall not be extended for Force Majeure, except as set forth below with respect to Tenant’s termination right. Landlord will pay to Tenant within thirty (30) days of demand all reasonable out-of-pocket costs actually incurred by Tenant in resolving such interruption and causing all Critical Services to be restored. If a Service Interruption continues for thirty (30) consecutive days, Tenant shall [***]. Landlord will reimburse Tenant within thirty (30) days of demand for all reasonable, actual, documented, out of pocket third party costs incurred by Tenant in resolving such interruption and causing all contracted power to be restored. If after such thirty (30) day period Landlord has not paid the amounts due, Tenant will be entitled to offset such amount from Base Rent each month taking into account all offset rights received by Tenant pursuant to this Lease for such month until such amount is fully recovered. Other than with respect to any credits or other remedies available under the Services Agreement, the credit remedies and termination right expressly set forth in this Section and cure right (described in Section 17) shall be Tenant’s sole and exclusive remedies against Landlord in the event of a Service Interruption for any IT Capacity. In no event will Tenant be entitled to duplicative or cascading credits or remedies under this Section. If a single Service Interruption triggers remedies under Section 18(a) and Section 18(b), Tenant’s remedies shall be limited to the remedy that affords Tenant the greatest benefit under the circumstances until all events are cured. Notwithstanding the foregoing, credits and other remedies under this Section will be cumulative with any available remedies under the Services Agreement.
(c)Material Interference. If Tenant gives notice (which can be by email to [***] or by telephone to [***]) that any fraud, willful misconduct, negligent act (but not omission) of Landlord or any of Landlord’s Party or the breach of Landlord’s obligations under this Lease is causing a material interference with Tenant’s operations at the Premises (“Material Interference”), then Landlord will promptly respond to Tenant within [***], provide to Tenant a remediation plan within [***] with a statement of Landlord’s plan to address the Material Interference and the estimated time for cure, commence the cure as soon as possible ([***]), and diligently pursue and keep Tenant informed of the progress of the cure and Landlord’s failure to comply with this sentence will constitute an Event of Default of Landlord. In addition, if a Material Interference occurs (even if no Event of Default of Landlord exists), [***].
19.Surrender of Premises. At the expiration or earlier termination of this Lease, if Tenant does not exercise its Buy Out Option, Tenant shall deliver the Building to Landlord in broom swept and cleaned condition (unless such termination is with respect to a casualty or condemnation, in which case, such obligation shall be subject to the damage caused by such casualty or condemnation); provided that Tenant shall have right to remove personal property that is leased by Tenant or any Tenant Party (collectively, “Tenant’s Equipment”), including, but not limited to, wall mounted cabinets, computers and/or computer equipment, any wiring or cabling, racking equipment, cages, servers, routers, RDUs, or other similar items owned or leased by Tenant and proprietary structures from the Premises within [***] after such expiration or termination and without a duty to restore any damage caused by such removal. Except as expressly provided herein, all items not removed by Tenant will be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s sole cost and expense without notice to Tenant and without any obligation to account for such items. Notwithstanding the foregoing, in the event any Tenant’s Equipment remains in the Premises after the expiration or earlier termination of the Term, Landlord shall notify Tenant of such Tenant’s Equipment and provide Tenant with at least [***] from the date of such notice to remove such Tenant’s Equipment. If Landlord removes such Tenant’s Equipment, prior to the expiration of said removal period in the preceding sentence, Landlord shall store the Tenant’s Equipment in a secure facility reasonably chosen by Tenant (but in all events within the vicinity of the Premises), or approved by Tenant in writing in its sole discretion, and the cost of such removal and storage shall be borne by Tenant. Following termination of this Lease, if Tenant does not exercise its Buy Out Option and upon Landlord’s reasonable written request (the “Transition Request”) Tenant shall, for up to [***] following Landlord’s Transition Request: [***]. Subject to the provision of adequate funds by Landlord, Tenant shall [***]. The provisions of this Section 19 will survive the expiration or earlier termination of the Term.
20.Holding Over. Tenant may remain in the Premises for a specified time period (up to [***] days) following the Term expiration (the “Short-Term Permitted Hold-Over Period”) by notifying Landlord of its intention at least [***] prior to the expiration of the Term. The Short-Term Permitted Hold-Over Period shall be on the same terms and conditions as were in effect during the immediately preceding Term including Base Rent (provided Base Rent will increase by any applicable annual escalator). If such holdover possession exceeds the Short-Term Permitted Hold-Over Period or in the event of any other holdover, subject to Tenant’s rights set forth in the last two sentences of this Section, Tenant shall become a tenant at sufferance at a rate of [***] of monthly Base Rent in effect immediately prior to the holdover possession. During any holdover possession, all of the other terms of this Lease (excluding any expansion or similar option or right) will be applicable. The monthly Base Rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. All other payments will continue under the terms of this Lease during any period of holdover possession. If Tenant has not vacated the Premises following the expiration of the Term or any Short-Term Permitted Hold-Over Period (as applicable) and Landlord has given Tenant at least ninety (90) days prior written notice that it has an executed lease, then Tenant will be liable to Landlord consequential damages as a result of such holdover. No holding over by Tenant, whether with or without consent of Landlord, will operate to extend this Lease except as otherwise expressly provided herein.
21.Certain Rights Reserved by Landlord.
(a)Right to Enter. Except as expressly set forth in this Section 21, Landlord shall not permit any third-parties access to the Premises, either before or after the Commencement Date, without Tenant’s prior written consent. Landlord will have the following rights to enter the Premises, provided, however, that in no event shall any individual associated with a [***] or a [***] be permitted to access the Premises:
(1)Operations. At all reasonable times during normal business hours and upon at least five (5) business days’ prior written notice to Tenant (except in the event of an Emergency Situation, in which event no prior notice is required), Landlord will have access to the Premises in order to comply with the terms of this Lease. Any individual entering the Premises or any other secure area of the Premises on behalf of Landlord or a third party engaged or invited by Landlord must present valid identification at the time and in the manner directed by Tenant’s appropriate personnel. Landlord covenants and agrees that any individual entering the Land on behalf of Landlord or a third party engaged or invited by Landlord will be instructed to observe and comply with all of Tenant’s standard access and safety rules attached hereto as EXHIBIT L (as may be amended or supplemented from time to time upon notice to Landlord, the “Tenant Access Protocols”). Landlord covenants and agrees it will undertake or perform all of the matters referenced in this subparagraph (a) in a manner that will not interrupt or interfere with Tenant’s access, use or occupancy of the Premises;
(2)Prospective Purchasers and Lenders. At all reasonable times during normal business hours and upon at least ten (10) business days’ prior notice to Tenant, to show the Premises to prospective purchasers or lenders. Any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord must present valid identification at the time and in the manner reasonably directed by Tenant’s appropriate personnel. Landlord covenants and agrees that any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord will be instructed to observe and comply with all of the Tenant Access Protocols, which require all parties entering the Premises to execute Tenant’s non-disclosure agreement and some of which may restrict access to the Server Hall and other sensitive areas of the Premises; and

(b)Prospective Tenants. At any time during the last twelve (12) months of the Term, provided that Tenant has notified Landlord in writing that Tenant does not elect to exercise an Extension Option or the Buy Out Option, to enter the Premises at all reasonable times during normal business hours and upon at least ten (10) business days’ prior notice to Tenant to show the Premises to prospective tenants (other than [***]). Any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord must present valid identification at the time and in the manner reasonably directed by Tenant’s appropriate personnel. Landlord covenants and agrees that any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord will be instructed to observe and comply with all of the Tenant Access Protocols, which require all parties entering the Premises to execute Tenant’s non-disclosure agreement and some of which may restrict access to the Server Hall and other sensitive areas of the Premises.
22.Hazardous Materials.
(a)Definitions.
(1)“Hazardous Materials” means any substance, material or waste: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirements, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.
(2)“Environmental Requirements” means all present and future Laws, orders, permits, licenses, approvals, authorizations, and other legally-binding requirements of any kind applicable to pollution, the protection of the environment or the management of or exposure to Hazardous Materials.
(3)“Handled by Tenant” and “Handling by Tenant” means and refer to any installation, handling, generation, storage, use, disposal, arrangement for disposal, discharge, release, abatement, removal, transportation or any other activity of any type by Tenant or any Tenant Party (collectively, “Representatives”) at or about the Premises in connection with or involving Hazardous Materials.

(4)“Environmental Losses” means all actual and direct costs and expenses, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements.
(b)Tenant’s Covenants. No Hazardous Materials will be Handled by Tenant at or about the Premises without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, Landlord acknowledges that Tenant’s use of the Premises will include normal quantities and use of those Hazardous Materials to the extent customarily used in connection with the Permitted Uses, such as copier fluids, cleaning supplies, batteries, diesel fuel used in the operation and maintenance of generators and other redundant power generation equipment or specialized HVAC and fire suppression systems (the foregoing are hereinafter collectively referred to as “Permitted Hazardous Materials”), and Landlord consents to such use to the extent consistent with and customary for the Permitted Use and to the extent in compliance with all applicable Laws, including Environmental Requirements; provided that, Tenant shall not be permitted to utilize underground storage tanks and provided further that any fire suppression systems must not utilize or contain aqueous film-forming foam containing per- or poly-fluoroalkyl substances. Permitted Hazardous Materials may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and the Handling by Tenant of all Hazardous Materials will comply at all times with all applicable Laws, including Environmental Requirements. Tenant will keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials in the normal course of business in compliance with all applicable Laws (including Environmental Requirements). Tenant will be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives, and all of Tenant’s obligations under this Section (including its indemnification obligations) will survive the expiration or termination of this Lease.
(c)Compliance. Tenant will at Tenant’s expense promptly take all actions required by applicable Laws, including Environmental Requirements or any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and Handling by Tenant of all Hazardous Materials will be performed in compliance with Environmental Requirements, and in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not unreasonably interfere with the Premises. Tenant will deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises. If any lien attaches to the Premises in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within fifteen (15) days after the attachment thereof, Landlord will have the right but not the obligation to cause the same to be released and any sums reasonably expended by Landlord (plus Landlord’s reasonable administrative costs) in connection therewith will be payable by Tenant within thirty (30) days after Landlord has delivered to Tenant an invoice therefor together with reasonable substantiating documentation.
(d)Landlord’s Rights. In the event Landlord has a reasonable basis to believe that the Premises is not in compliance with the requirements of this Section 22, Landlord will have the right, but not the obligation, to enter the Premises at any reasonable time during normal business hours and upon at least forty-eight (48) hours’ prior notice to Tenant (except in the event of an imminent threat to the environment or human health or safety, in which Landlord may enter the Premises and shall provide notice to Tenant as may be practicable under the circumstances without prior notice to Tenant) (i) to confirm Tenant’s compliance with the provisions of this Section 22, and (ii) to perform Tenant’s obligations under this Section 22 in compliance with Environmental Requirements if Tenant fails to cure such default following written notice from Landlord in accordance with Section 14(b). Landlord will also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. If Tenant is in default of its obligations under this Section 22, and fails to cure such default following written notice from Landlord in accordance with Section 14(b), Tenant will pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord must present valid identification at the time and in the manner reasonably directed by Tenant’s appropriate personnel. Landlord will direct and cause any individual entering the Premises on behalf of Landlord or a third party engaged or invited by Landlord will observe and comply with the Tenant Access Protocols. Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s (or any Landlord employee’s, agent’s, representative’s or contractor’s) entry into the Premises.
(e)Landlord’s Representations and Covenants. Except as disclosed in any environmental reports or studies delivered to Tenant by Landlord, including without limitation the environmental reports and studies listed on EXHIBIT M attached hereto, Landlord, to Landlord’s actual knowledge, represents and warrants to Tenant that, as of the Lease Date, the Premises do not contain, and as of the Commencement Date the Premises will not contain, any Hazardous

Materials in violation of any Environmental Requirements. Landlord represents and warrants that it has provided to Tenant a true and complete copy of the most current environmental reports or studies obtained by Landlord completed in connection with the acquisition of the Premises by qualified hazardous material consultants. Landlord will not introduce and will not permit any Landlord Party or party acting by, through, or under Landlord to introduce any Hazardous Materials in, on, at or under the Premises.
23.Representations and Warranties. Landlord represents, and warrants that as of the Lease Date:
(a)Landlord has the power and authority to execute and deliver this Lease.
(b)Landlord has received no notice of any pending, threatened (in writing) or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in all or any part of the Premises being taken by condemnation or conveyed in lieu thereof.
(c)No prior options or rights of first refusal have been granted by Landlord to any third Parties to purchase or lease any interest in the Premises, or any part thereof, which are effective as of the Lease Date.
(d)To Landlord’s knowledge, the use of the Premises for the Permitted Use is permitted under all applicable Laws, including zoning and land use laws, ordinances, and regulations applicable to the Premises.
(e)As of the Commencement Date, the Premises will comply with all applicable Law, including the Americans with Disabilities Act of 1990 or ADA (42 USC § 12101).
(f)To Landlord’s knowledge as of the Lease Date, there are no Existing Encumbrances affecting the Premises that would prohibit or restrict Landlord or Tenant from developing the Premises in accordance with this Lease or prohibit or restrict Tenant from operating the Premises for the Permitted Use or exercising any of Tenant’s rights under this Lease.
(g)Prior to the Lease Date Landlord has to its knowledge furnished Tenant with complete copies of all material information in Landlord’s possession or control relating to the Land and the Premises, including, but not limited to, title insurance policies, surveys, environmental assessments, fire safety licenses and permits, leases, contracts, insurance policies, plans, permit applications, utility correspondence, and agreements and any agreements, applications, or correspondence with governmental entities pertaining to the Premises, and any other matter which materially affects the Premises (collectively, the “Due Diligence Documents”). Upon Tenant’s request and at Tenant’s expense, Landlord use commercially reasonable efforts to cause any of the

Due Diligence Documents provided by third party professionals (such as any survey, environmental report, or zoning report) to be certified to Tenant by the provider such that Tenant may rely on such documents.
Notwithstanding anything to the contrary, Landlord’s indemnity and/or liability for any representations and warranties in Section 23(f) and (g) will expire and be of no further force and effect on such date that is ninety (90) days after the date hereof, except to the extent Landlord knew of any inaccuracy or misstatement contained therein, in which case Landlord’s indemnity and liability shall not be deemed waived and shall survive indefinitely.
24.Due Diligence and Title Insurance.
(a)From and after the Lease Date, provided that Tenant does not interfere with Landlord’s construction activities, Tenant will have reasonable access to the Premises to evaluate feasibility and zoning matters, and to conduct any on-site visual inspections, Phase I environmental assessments, and similar reviews regarding the Premises deemed desirable by Tenant, at Tenant’s option and for Tenant’s sole benefit at Tenant’s sole cost.
(b)Tenant’s rights and obligations hereunder shall be subject to all Existing Encumbrances and Future Encumbrances (to the extent such Future Encumbrances are approved by Tenant if Tenant’s approval is required under this Lease). Landlord shall not, except as required by Law or as otherwise expressly permitted herein, (i) voluntarily (i) encumber or permit the Premises to be encumbered by any Future Encumbrance, or (ii) modify any Existing Encumbrances, in either case in a manner that would materially and adversely affect Tenant’s use or operations or at the Premises or materially increase Tenant’s costs of maintaining or operating the Premises, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. If (A) prior to the date hereof, Landlord has entered into any unrecorded encumbrance affecting the Premises or (B) any Future Encumbrances, except to the extent permitted under this Lease, come to effect the Premises, and in either such event the applicable encumbrance has an adverse effect on Tenant’s ability to operate for the Permitted Use or to exercise any of Tenant’s rights under this Lease without Tenant’s prior written consent, then Landlord will, at its sole cost and expense, remove such encumbrance(s) or otherwise resolve Tenant’s objection thereto to the reasonable satisfaction of Tenant as expeditiously as possible, but in no event later than sixty (60) days after Tenant becomes aware of such encumbrance.
(1)“Existing Encumbrances” means those certain easement agreements, declarations, covenants, restrictions, rules, regulations and other documents or agreements of record affecting the Premises as of the Lease Date.

(2)“Future Encumbrances” means those certain easement agreements, declarations, covenants, restrictions, rules, regulations and other documents or agreements of record which arise after the Lease Date, including the lien of any existing or future Mortgage in accordance with the terms of Section 11.
(c)At Tenant’s election, Landlord will reasonably cooperate, at no out of pocket cost, in the issuance of a title policy for Tenant by executing a customary title affidavit in an agreed upon form reasonably acceptable to Landlord, as the owner of the Premises and any other instruments as the title company may reasonably require as reasonably approved by Landlord.
25.Condominium. The Parties agree to use commercially reasonable efforts to subject the Premises to a condominium declaration (in form and substance to be mutually and reasonably approved by the Parties within ninety (90) days after the date hereof (the “Condominium Deadline”), governing the Campus, which shall be comprised of the Land and no other property, which shall, among other things, (i) create an association (the “Association”) for the management of the Common Areas; (ii) set forth requirements for the management of the Common Areas; and (iii) set forth certain conditions, covenants, restrictions and easement rights affecting the Campus) (the “Declaration”) as well as certain bylaws (in form and substance to be mutually and reasonably approved by the Parties prior to the Condominium Deadline), plats and/or plans (each in form and substance to be mutually and reasonably approved by the Parties prior to the Condominium Deadline), and rules and regulations promulgated by the Association in the due course of its operation (collectively, the “Condominium-Related Documents”). Landlord shall not finalize and record the Declaration or any of the Condominium-Related Documents (together with the Declaration, collectively, the “Condo Documents”), in the land records without Tenant’s consent, which shall not be unreasonably withheld, conditioned, or delayed. The Condo Documents shall include easements for the tenant under this Lease to access the Common Areas for purposes of effectuating any matter contemplated under this Lease. With respect to the Association, Tenant shall have the right to appoint one board member for each compute building in the Campus leased by Tenant which Landlord or an Affiliate of Landlord as fee owner of the Premises is entitled to appoint to serve on the Association’s board of directors (“Board”) in accordance with the terms and provisions of the Condo Documents and Tenant shall control the Board so long as this Lease is in effect; provided, however, that Tenant shall deliver to Landlord to hold in escrow, executed unconditional resignations for such board members to be effective as of the expiration of the Term or earlier termination of this Lease. Landlord shall not approve any amendment to the Declaration or any supplement thereof, including, without limitation, any such amendment or supplement that would cause land other than the Land to be added to the Condominium, without Tenant’s prior written consent which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that to the extent any such amendment or supplement would reduce the number of Board seats controlled by Tenant or dilute Tenant’s share of the Board seats, Tenant’s disapproval of such amendment or supplement shall not be deemed to be unreasonable. The Condo Documents shall provide that, to the extent Tenant does not control the Association, the Association shall engage a Qualified Campus Operator, and provided that the Association has so engaged a Qualified Campus Operator, Tenant shall look to the Association and Qualified Campus Operator for the maintenance, repair and replacement of the Common Areas and, for the avoidance of doubt, Landlord shall have no liability with respect thereto. The Declaration shall prohibit any development within the Campus which would adversely impact the designed functionality of the Premises, including development which would block prevailing wind or raising ambient temperature on cooling infrastructure, and shall prohibit uses that may create corrosive conditions or dust or other particles to enter the Premises or result in adverse impact on filters and cooling infrastructure for the Premises. “Qualified Campus Operator” means a Person that (a) is not a [***] or [***] nor owned nor controlled by a [***] or [***], (b) has the technical and financial capability to perform all of the maintenance, repair, replacement, operations and security, if any, obligations of Landlord in accordance with all of the terms and conditions of this Lease, (c) has performed services comparable to the obligations described in the foregoing clause (b) (the “Comparable Services”) for at least one data center campus during the 24 calendar month period prior to the date such entity becomes obligated to perform the obligations described in the foregoing clause (b), (d) has acknowledged receipt of this Lease and agreed in writing to abide by all of the terms hereof applicable to Landlord’s obligations to be undertaken by such Qualified Campus Operator, and (e) will maintain an operations management team at the Project with (i) a staff with an average of at least 3 years of experience performing Comparable Services, and (ii) a staff supervisor with at least 10 years of experience performing Comparable Services.
26.Incentives. The Parties will reasonably cooperate to obtain incentives (whether tax or otherwise), tax abatements (e.g. property tax abatements), and otherwise reduce the taxes, fees and other assessments related to the Premises and this Lease. [***].
27.Compliance with Anti-Bribery and Anti-Modern Slavery Laws.
(a)    In performing its obligations under this Lease, each of Tenant and Landlord shall comply with all applicable commercial and public anti-bribery and anti-corruption laws (“Anti-Bribery Laws”), including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010, which prohibit corrupt offers of anything of value, either directly or indirectly, to anyone, including Government Officials, to obtain or keep business or to secure any other improper commercial advantage. Furthermore, neither Tenant nor Landlord shall make any facilitation payments, which are payments to induce officials to perform routine functions they are otherwise obligated to perform. “Government Official” means any government official, including government employees, candidates for public office, and employees of government-owned or government-controlled companies, public international organizations, and political parties.

(b)Each of Tenant and Landlord represents, as of the date hereof, and covenants it: (i) has complied, and will continue to comply, with Anti-Bribery Laws in connection with its work under this Lease; (ii) has not otherwise taken, and will not take, any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Government Official or to any other person for the purpose of influencing official action, to obtain or retain business, or to secure any other improper commercial advantage related to this Lease; and (iii) is not and will not become a Government Official in a jurisdiction having authority over the Premises during the Term without the prior written consent of Tenant.
(c)In performing its obligations under this Lease, each of Tenant and Landlord shall and use commercially reasonable efforts to ensure that its general contractor and subcontractors to conduct their business and perform their obligations under this Lease in compliance with all applicable anti-human trafficking, forced labor, and modern slavery laws and rules including the U.K. Modern Slavery Act 2015 (“Anti-Modern Slavery Laws”). “Modern Slavery” includes slavery, servitude, and forced or compulsory labor, and human trafficking. Neither Tenant nor Landlord shall engage in any acts which would be considered to constitute Modern Slavery and each Party will take reasonable steps to ensure that there is no Modern Slavery in its supply chain.
(d)Each Party shall make commercially reasonable and good faith efforts to comply with Tenant’s anti-bribery due diligence process and anti-modern slavery due diligence process, including providing requested information. Each Party will implement due diligence procedures for their respective general contractor and subcontractors (if any) to ensure that there is no Modern Slavery in its supply chains. Each Party shall use commercially reasonable efforts to ensure that its contracts with their respective general contractor and their respective general contractor’s contracts with subcontractors (if any) require agreement and compliance with the terms of this Section 27.
(e)All payments due to Landlord under this Lease will be made by check or bank transfer in agreement with information provided by Landlord, and no payments will be made in cash or bearer instruments. Except with respect to payments into a lockbox or similar account maintained in accordance with Lender’s financing, no payments which are owed to Landlord hereunder will be made to a third party instead, and all payments will be made in the place where Landlord resides.
(f)Tenant will not be obligated under this Lease to take any action or omit to take any action that it believes, in good faith, would cause it to be in violation of any Laws of the country where Landlord resides or performs work or any other applicable jurisdiction (including, without limitation, the U.S. Foreign Corrupt Practices Act or other U.S. laws).

(g)Landlord agrees that if it delegates, subcontracts, assigns or in any other way engages any third party to perform any work in connection with Landlord’s performance under this Lease, Landlord shall use commercially reasonable efforts to perform due diligence on all such retained Parties to determine that the retained Party is reputable and, upon Tenant’s written request, shall confirm (utilizing evidence reasonably satisfactory to Tenant) with Tenant that such third party due diligence has been completed.
28.Landlord Transfer. Landlord may sell, mortgage, convey or otherwise transfer its interest in the Premises and assign its entire interest in this Lease without Tenant’s consent, including, without limitation, for the following (1) a sale of all or a material portion of the Premises and assignment of this Lease to the purchaser thereof, (2) a Change of Control (as defined below), and (3) Landlord’s assignment of this Lease in a transaction that does not constitute a sale of the Premises, including, without limitation, through the creation of a ground lease or master lease (each (1), (2), and (3) referred to herein as a “Permitted Premises Sale”). Notwithstanding anything to the contrary in the forgoing, [***]; provided that, notwithstanding anything to the contrary contained herein, in the event that there is a transfer of the direct or indirect interest in Landlord that results in a [***] controlling Landlord, such transfer shall be permitted (and shall not be a Prohibited Sale) so long as Landlord engages an asset manager to manage the Premises and thereafter (1) Landlord does not have access to the Premises, and (2) such [***] do not have access to any of Landlord’s document management systems containing Tenant confidential information, trade secrets, or Tenant’s Intellectual Property (as defined in Section 29 below), including but not limited to, designs, floor plans, operating plans, security systems, water, power, and utility usages and information, and data center and operating layouts. Landlord shall provide Tenant notice of a Permitted Premises Sale and/or a Prohibited Sale (including the identity of the buyer, the assignee, or the person or entity obtaining control of (or acquiring an interest in) Landlord in a Change of Control transaction) no later than thirty (30) days prior to the date such Permitted Premises Sale or Prohibited Sale, as applicable, is completed (unless the foregoing notices are not permitted under Law) (a “Landlord Transfer Notice”).
(a)Definitions:
(1)[***]
(2)[***]
(3)“Control” or “Controlling” means the power to direct or cause the direction of the management and policies of an entity; provided, that, customary voting rights of holders of direct or indirect minority equity interests in an entity shall not constitute “Control” by such holders.

(4)“Change of Control of Landlord” means any of the following occurring at any time: (w) a change in the direct or indirect beneficial ownership of Landlord by [***] or more or of some lesser percentage which results (whether in a single transaction or series of transactions) in a Person that did not, together with its Affiliates, own [***] or more of the direct or indirect beneficial ownership of Landlord prior to such change thereafter owning [***] or more of the direct or indirect beneficial ownership of Landlord; (x) a merger of Landlord with another entity (whether or not Landlord or such other Party is the surviving entity) resulting in a Person that did not, together with its Affiliates, own [***] or more of the direct or indirect beneficial ownership of Landlord prior to such change; (y) the acquisition directly or indirectly by another entity (whether in a single transaction or series of related transactions) of [***] or more of the aggregate voting stock of Landlord or any class of Landlord’s voting stock that has the power to direct the management of Landlord or elect a majority of the board of directors of Landlord (or any class of non-voting security convertible into voting stock with such power) resulting in a Person that did not, together with its Affiliates, own [***] or more of such voting stock prior to such acquisition; or (z) the sale or transfer of substantially all of Landlord’s assets (whether in a single transaction or series of transactions); provided, however, that a Change of Control of Landlord will not include trading of stock of a public company listed on any stock exchange if Landlord or any direct or indirect beneficial owner is a public company (other than such trading that results in a [***] or a [***] acquiring [***] or more of the stock of Landlord or its direct or indirect beneficial owner).
(5)“Institutional Property Investor” means an entity that (i) is principally engaged, in the ordinary course of its business, in making or managing investments in commercial real estates, for financial investment purposes, including, without limitation, infrastructure (including, without limitation, an investment banking firm, commercial bank, private equity fund, private equity fund manager, pension fund, pension fund manager, hedge fund, hedge fund manager, real estate investment trust, or sovereign wealth fund being used as an investment vehicle for such investor) with consolidated group gross assets or assets under management equal to or in excess of [***]; and (ii) does not itself participate in the management or operation of datacenters or provide computing resources to third-party customers delivered as a service over a network, including, without limitation: infrastructure as a service (IaaS), Platform as a service (PaaS), Software as a service (SaaS), Storage as a service (STaaS), Security as a service (SECaaS), Data as a service (DaaS), Test environment as a service (TEaaS), Desktop as a service (DaaS), Ai as a Service (AIaaS), graphics processing units as Service (GPUaas), API as a service (APIaaS) (the parties agreeing ownership of any data center or similar facility itself does not qualify as providing such services for the purpose of this Section 28) (collectively, the “Data Center Services”); provided, however, Tenant agrees a single purpose entity qualifies as an Institutional Property Investor if such single purpose entity is owned or controlled (directly or indirectly) by a parent entity that qualifies as an Institutional Property Investor.

(b)If Landlord assigns its rights in accordance with the terms of this Lease, then Landlord will thereby be released from any further obligations hereunder arising from and after the date of transfer, provided that the assignee assumes in writing (or is deemed to have assumed) Landlord’s obligations hereunder arising from and after the date that the transfer is consummated. Other than with regard to a Prohibited Sale, nothing herein shall limit Landlord’s right to consummate (i) any transfer of the Premises that occurs in connection with the financing or refinancing of the Premises (including, without limitation, any transfer of the Premises or transfer of direct or indirect equity interests in Landlord by foreclosure or auction (including pursuant to a credit bid by Landlord’s lender) or any deed-in-lieu or assignment-in-lieu of foreclosure (including, without limitation as to any debt-like preferred equity or mezzanine financing)), (ii) any direct or indirect transfer of equity interests in Landlord (including, without limitation, a preferred equity investment from a third party) except to the extent that the same results in a Prohibited Sale, or (iii) any transfer to Affiliates, any merger or consolidation, any restructuring or initial public offering, the sale of publicly traded or listed shares, or any transfer to a person or entity which acquires all or substantially all of the assets of Landlord’s business as a going concern except to the extent that the same results in a Prohibited Sale. In connection with this paragraph, Tenant hereby acknowledges and agrees that any option to purchase, right of first refusal to purchase or right of first offer to purchase the Premises (or any portion thereof) in this Lease shall not be exercisable in connection with the permitted transfers described in clause (i) or (iii) of the foregoing sentence or any Change of Control of Landlord following any exercise of remedies by Landlord’s Lender.
(c)[***]
29.Intellectual Property.
(a) Definitions. The terms “AI Technology,” “Background IP Rights,” “Intellectual Property Rights,” “IT Hardware” and “Power Infrastructure Technology” shall have the meaning given them in that certain Foundation Agreement dated as of [***], entered into between the Parties’ respective Affiliates. The “Specified Date” means the date the Lease ends in accordance with the terms of this Agreement.
(b)Ownership. All Background IP Rights of each Party remain, as between the Parties, the exclusive property of such Party. Each Party will exclusively own all Intellectual Property Rights solely developed by such Party under the Lease. If the Parties agree to work together on any development projects in connection with the Lease, the Parties will reflect the details thereof in writing, and the Parties’ respective rights with respect to resulting Intellectual Property Rights will be as set forth in the Foundation Agreement. For clarity, neither of the following constitutes joint development: (i) Landlord’s deployment of Power Infrastructure Technology at the Building or Campus, alone or (ii) Tenant providing information on a problem to be solved in respect of

Power Infrastructure Technology, where Landlord solely performs all development to solve the problem.
(c)License to Landlord. Tenant hereby grants Landlord an irrevocable, perpetual, fully paid-up, royalty-free, transferable, sublicensable, non-exclusive license under all Background IP Rights of Tenant and any Intellectual Property Rights developed under the Lease (excluding, in each case, any AI Technology or IT Hardware) to the extent incorporated or embodied in the Premises as of the Specified Date, to (and only as necessary to) use, service, or operate the Premises. The foregoing license is only exercisable from and following the Specified Date, and only if [***]does not timely exercise its Buy Out Option pursuant to Exhibit F. The foregoing license is granted “as is” with no representations or warranties of any kind.
30.Confidentiality.
(a)Company Information. Each Party reserves the right to control and approve the method, manner, and content of any and all confidential information disseminated by or generated with respect to such Party or, if applicable, any of its customers. In addition to the information, discussions, work papers, drawings, memoranda, draft and final reports, each Party’s Intellectual Property Rights, this Lease, and the exhibits attached hereto, and related materials that both parties will participate in or have access to, during the course of this Lease, both parties will license and have access to confidential information, proprietary information and trade secrets of the other Party including, without limitation, information regarding development, marketing and disposition techniques, practices, strategies and plans; tenant, lender and financial investor/partner/customer relationships and other matters relating to the Work and development of the Premises pursuant to this Lease or which are totally unrelated to such work (all of the foregoing is hereinafter collectively referred to as “Confidential Information”). The Parties acknowledge that, as between the Parties, the AI Technology and Tenant’s Background IP is the Confidential Information of Tenant, and Power Infrastructure Technology and Landlord’s Background IP is the Confidential Information of Landlord. Notwithstanding the foregoing, a Party’s Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other Party; (b) was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (c) is independently developed by the other Party; or (d) is disclosed under operation of law (provided that, to the extent practicable, prior to such disclosure, the disclosing Party shall provide the other Party at least two (2) business days’ written notice). Any and all such Confidential Information of one Party is disclosed to the other Party on a business need-to-know basis only, and is considered confidential and proprietary by the disclosing Party. Furthermore, any and all such Confidential Information is made known to the other Party in confidence solely by virtue of such Party’s engagement of the other Party, and may not be available generally to the public. Except as required in the performance of its duties for an/or obligations to the other Party (including but not limited to, such portions of the Lease as may be required to obtain permits and approvals necessary for the construction of the Power Infrastructure ), without consent of the other Party, neither Party shall at any time during or after the term of this Lease directly or indirectly, use, disseminate, disclose or publish any Confidential Information (including, without limitation, in the course of or in connection with making any presentations or marketing materials regarding Landlord’s service capabilities), unless and until such Confidential Information has become a matter of public knowledge through no fault of the Party receiving the Confidential Information. Without limiting the foregoing, Tenant will manage all media and press relation services regarding Tenant’s involvement with the Land, Premises, and any Power Infrastructure relating thereto. Tenant has the right to approve, in writing, all materials the manner of presentation of any such materials and Confidential Information relating to or mentioning Tenant or Power Infrastructure, the Premises, or Land, including, without limitation, all news releases, post or advertisements on social media websites and applications, articles, press announcements, media interviews and conversations with any media representatives. Both parties acknowledge and understand that the unauthorized disclosure of any Confidential Information would be extremely prejudicial to the other Party. This prohibition of disclosure of Confidential Information shall survive the termination of this Lease for a period of two (2) years. Both parties shall be entitled to equitable relief, including an injunction, in the event of a breach of this Section 30(a) by the other Party. Each Party agrees to hold the other Party harmless from any and all loss, damage, or liability that results from or arises in connection with such Party’s breach of its obligations under this Section.
(b)Landlord and Tenant acknowledge that the terms and conditions of this Lease are to remain confidential for the benefit of both Landlord and Tenant, and may not be disclosed by Landlord or Tenant to anyone, by any manner or means, directly or indirectly (including, without limitation, issuing or causing the issuance of a press or media release concerning the terms and conditions of this Lease or Tenant’s identity by press release), without prior written consent of the other Party; and, provided, however, that either Landlord or Tenant may disclose the existence of this Lease, but Landlord may not disclose the identity of Tenant or any of its partners/customers, except as provided below.
(c)Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Lease as may be required:
(1)to its Affiliates, employees, contractors, prospective purchasers of the Premises, existing and prospective investors, agents, attorneys, direct or indirect owner’s financing sources (whether prospective or existing), agents to financing sources, arrangers of financing, rating agencies, servicers, appraisers, consultants and respective advisors, agents and representatives to each of the foregoing on a “need to know” basis; provided that (other than any rating agency) the same have agreed to treat such information as confidential and not to disclose it to third parties prior to such disclosure and further provided that any disclosure of Confidential

Information remains subject to the prior written consent of Tenant in each and every circumstance in Tenant’s sole discretion, however, the Lease may be shared with the foregoing parties based on the foregoing confidentiality requirement.
(2)as required in accordance with applicable Laws, SEC disclosure rules, or court order, provided, however, (i) that in the event either Party is required to disclose the terms of this Lease for the foregoing reasons, such disclosing Party shall (A) provide prompt written notice to the disclosed Party of the need for such disclosure together with a copy of the materials and information it intends to disclose, and the disclosed Party shall have ten (10) days to review and approve such materials; (B) consult with the disclosed Party on the advisability of taking steps to resist or narrow such disclosure; and (C) cooperate with the disclosed Party in any attempt that the disclosed Party may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such documents and materials, and (ii) with respect to any SEC disclosure, the disclosed Party will in no event disclose any material and proprietary matters related to this Lease reasonably required by the disclosing Party (and not required to be disclose by Law), including the Rent, diagrams of the Building or the Premises, and any other material information.
(3)as necessary in obtaining and/or maintaining any incentives, or otherwise relating to Taxes (“Tax Disclosure”), Landlord may with prior written consent of Tenant disclose only the information approved by Tenant in writing (such approval not to be unreasonably withheld, conditioned or delayed). Any Tax Disclosure, to the extent permitted by law, must be done pursuant to a non-disclosure agreement with the relevant government or non-governmental authority whereby the non-disclosure agreement form is drafted or otherwise pre-approved by Tenant;
(4)to enforce the terms of this Lease; and
(5)with respect to Tenant, to service providers and material suppliers in order for such parties to perform their services in accordance with the terms of this Lease, Colocating Parties and potential assignees, and subtenants, in each case, on a “need to know” basis; provided that, same have agreed to treat such information as confidential and not to disclose it to third parties prior to such disclosure.
(d)Tenant and Landlord will be liable for any disclosures made in violation of this Section by such Party. The consent to any disclosures will not be deemed to be a waiver on the part of the consenting Party of any prohibition against any future disclosure.
(e)Nothing in this Lease is intended to conflict with 18 U.S.C. § 1833, as amended, including the immunities set forth therein, or to create liability for disclosures as expressly permitted therein.

31.Dispute Resolution.
(a)“Dispute” means an unresolved claim, counterclaim, dispute, controversy, disagreement, breach, or other matter in question between Landlord and Tenant arising out of or relating to this Lease. Unless otherwise agreed in writing by the Parties, during the period in which any Dispute is outstanding, each of Landlord and Tenant shall continue to perform its services and carry out its other responsibilities in accordance with this Lease.
(b)Either Party may invoke the dispute resolution provision provided in this Section 31 by providing the other Party with written notice of its decision to do so, including a reasonably detailed description of the issues subject to the Dispute (a “Dispute Notice”).
(c)In the event of a Dispute, the Parties shall first endeavor to have the Dispute resolved by their respective property-level representatives (e.g., facilities managers and/or property managers). Any Dispute which is not resolved by the Parties’ respective property-level representatives within one (1) week after delivery of a Dispute Notice will be promptly escalated to their respective senior managers or equivalent level for resolution. Each senior manager shall make himself or herself available for conference calls and, if mutually agreed, face to face meetings. If the dispute is not resolved by the senior managers within one (1) week after the matter is escalated to them, the dispute will be promptly escalated to each Party’s respective Vice President or equivalent level (“VPs”) for resolution. The Parties’ respective VPs shall attend and participate in a meeting (virtual or in person) for the purpose of resolving and settling the Dispute, which meeting shall not be binding and shall be without prejudice to any other rights or remedies which the Parties may have. The meeting shall be held at a location of the initiating Party’s selection, within ten (10) business days after a written notice from any Party requesting such meeting. If the Parties mutually agree, a jointly selected mediator may be present to facilitate mediation between the Parties. The Parties shall share the mediator’s fee equally. The Parties agree that communications in the course of the meeting and/or mediation are privileged from discovery. If there are multiple Disputes and any Party so elects, all outstanding Disputes shall be addressed in a single meeting/mediation. If the meeting/mediation of the VPs does not resolve the Disputes, unless the Parties mutually agree otherwise, either Party may proceed to enforce their rights or remedies under this Lease through a court of competent jurisdiction as set forth in Section 34(h).
32.Mutual Waiver of Consequential Damages. EXCEPT DUE TO A FRAUD, BREACH OF CONFIDENTIALITY, INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, SERVICE INTERRUPTION, MATERIAL INTERFERENCE, OR AS SET FORTH IN SECTION 20, IN NO EVENT SHALL TENANT OR LANDLORD BE LIABLE TO THE OTHER PARTY FOR TENANT’S OR LANDLORD’S INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION,

LOST PROFITS, LOST INCOME, LOST REVENUES, BUSINESS INTERRUPTION, OR LOST BUSINESS ARISING FROM THE RELATIONSHIP BETWEEN LANDLORD AND TENANT, INCLUDING ALL PRIOR DEALINGS AND AGREEMENTS, OR THE CONDUCT OF BUSINESS UNDER, OR BREACH OF OR THE TERMINATION OF THIS LEASE OR BUSINESS RELATIONS WITH THE OTHER PARTY, REGARDLESS OF WHETHER THE OTHER PARTY SEEKS DAMAGES UNDER ANY THEORY OF LAW AND EVEN IF THE OTHER PARTY ADVISES OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS LEASE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE FOREGOING WAIVER DOES NOT PRECLUDE OR LIMIT RECOVERY OF ANY DIRECT DAMAGES AND DOES NOT IMPAIR OR OTHERWISE AFFECT (I) TENANT’S LIABILITY FOR DAMAGES PURSUANT TO SECTION 20, OR (II) INDEMNITY OR DEFENSE OBLIGATIONS PURSUANT TO THIS LEASE OR PURSUANT TO APPLICABLE LAW.
33.Force Majeure.
(a)Definitions.
(1)“Force Majeure”, after the Commencement Date, is an occurrence outside of the reasonable control of the respective Party (and its contractors, employees, and agents), including, without limitation, those resulting from strikes, lockouts, earthquakes, floods, inclement weather, government-mandated quarantines, government declarations of epidemic or pandemic, unavailability of standard materials or customary facilities, equipment or supplies, governmental building moratoriums, governmental or administrative action or inaction, riot, insurrection, mob violence or civil commotion, war, acts of God, and other events beyond the reasonable control of Tenant or Landlord (financial condition of Tenant or Landlord, volatility of the capital markets, supply chain interruptions and/or a downturn in the economy excepted) that delays the performance of any obligation under this Lease despite the Party’s Diligent Efforts to fulfill the obligation. Force Majeure does not include (i) either Party’s financial inability to perform any obligation under this Lease or (ii) delays associated with labor shortages, supply chain or ability to procure materials or equipment. Failure to apply for a required permit or approval or to provide in a timely manner all information required to obtain a required permit or approval that is necessary to meet the requirements of this Lease, or failure of Tenant to approve contracts shall not, in any event, be considered Force Majeure events.
(2)“Force Majeure Delay”, after the Commencement Date, means the actual delay in the time required for Landlord or Tenant’s performance of any obligation under this Lease, which is caused by Force Majeure and otherwise complies with the terms and conditions of this Section 33.

(3)“Diligent Efforts” includes reasonably anticipating any potential Force Majeure Delay event and addressing the effects of any such event (a) as it is occurring and (b) after it has occurred, to prevent or minimize any resulting delay to the greatest extent possible.
(b)After the Commencement Date, a Party asserting Force Majeure Delay shall notify the other Party as soon as possible, but not later than ten (10) business days after the time the asserting Party first knew of, or in the exercise of reasonable diligence under the circumstances should have known of, any event which might constitute a Force Majeure event. The written notice shall indicate whether the Party claims that the delay should be excused as a Force Majeure Delay. The notice shall describe in detail the basis for the Party’s contention that it experienced a Force Majeure Delay, the anticipated length of the delay, the precise cause or causes of the delay, the measures taken or to be taken to prevent or minimize the delay, and the timetable by which those measures will be implemented. The asserting Party shall adopt all reasonable measures to avoid or minimize such delay. Failure to so notify the other Party shall be a waiver of the asserting Party’s right to obtain an extension of time for its obligations based on such event.
(c)Following receipt of any such notice relating to a Force Majeure Delay, the Parties shall meet and confer to jointly determine the length of the Force Majeure Delay and extend the time for performance, in writing, for the length of the Force Majeure Delay.
(d)Compliance with a requirement of this Lease shall not by itself constitute compliance with any other requirement. An extension of one compliance date based on a particular event shall not automatically extend any other compliance date. Landlord shall make an individual showing of proof regarding the cause of each delayed incremental step or other requirement for which an extension is sought.
34.Miscellaneous.
(a)Offset Notice and Offset Disputes. If Tenant exercises any offset or abatement right or gives Landlord notice that Tenant will be taking an offset or abatement in a particular amount, Landlord will have the right to deliver a notice to Tenant within ten (10) days thereafter that Landlord is contesting either Tenant’s right to offset or abate and/or the amount of offset or abatement as specified by Tenant (with an explanation of Landlord’s objections) (“Landlord’s Objection Notice”). No interest will accrue as to any such offset or abated amounts so long as any dispute related to such offset or abatement remains unresolved. If Landlord and Tenant are unable to agree as to Tenant’s right to offset or abate and/or the amounts specified within ten (10) days of Tenant’s receipt of Landlord’s Objection Notice, then the dispute will not constitute a default by Tenant and Landlord will not declare any default by Tenant relating to such offset or abatement or the amount thereof. Instead, either Party may submit the matter to the Arbitration Process. Each of Landlord and Tenant will submit to the arbitrator its respective argument regarding Tenant’s right to offset or abate, and, if Tenant is found to have had the right to offset or abate, the specific amount of the offset or abatement. The arbitrator, in good faith, will decide whether Tenant had the right to offset or abate and, if so, will select either Landlord’s or Tenant’s proposal for the amount of the offset or abatement. The “Arbitration Process” means arbitration according to the then-current Expedited Procedures under the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), modified as follows: (i) there will be one arbitrator who is selected utilizing the then-current AAA process and who has at least ten (10) years of relevant experience; (ii) the arbitration will be conducted through document submission without a hearing; and (iii) the arbitrator will issue a final decision within sixty (60) days after confirmation of the appointment of the arbitrator. The arbitrator will have no decision-making authority other than to select either the determination or recommendation of Landlord or Tenant as final and conclusive after due consideration of the factors to be taken into account under the applicable provisions of this Lease. The Parties hereby acknowledge that the arbitrator shall not have any authority to award any consequential, punitive, exemplary, statutory (including, without limitation, statutory multiples) or treble damages or to vary, alter or ignore the terms of this Lease. The arbitrator’s determination will be binding upon the Parties. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written approval of both of the Parties. The Parties will share the costs and fees of the arbitrator.
(b)Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease. Tenant and Landlord will each indemnify the other against all reasonable out-of-pocket costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying Party.
(c)Estoppel Certificates. From time to time, either Party will furnish to the other Party, within ten (10) business days after a request therefor, a certificate signed by said Party confirming and containing such factual certifications and representations as to this Lease, as may be reasonably requested by such Party, or, with respect to Landlord, any of its current or prospective purchasers or lenders, including, without limitation that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of such Party, the other Party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which such Party may have knowledge.
(d)Notices. All notices and other communications given pursuant to this Lease and all exhibits attached hereto will be in writing and will be (1) hand-delivered to the intended addressee, or (2) sent by a nationally recognized overnight courier service, or (3) sent by e-mail, with a hard copy sent simultaneously by one of the other methods described in (1)-(2) above. All notices to the Parties will be effective upon delivery to the address of the addressee at the address specified in the Basic Lease Information (even if such addressee refuses delivery thereof). The Parties may change their addresses within the continental United States by giving notice thereof to the other in conformity with this provision. Notices delivered by counsel for any Party pursuant to this Section 34(d) shall be deemed delivered by such Party.
(e)Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises throughout the Term without disturbance or interference by Landlord or any Party claiming by, through, or under Landlord, subject only to the terms and conditions of this Lease. Landlord and any Landlord Party shall not enter into any agreement or take any action that would materially prevent, hinder or unreasonably restrict Tenant’s Permitted Use of the Premises or Tenant’s quiet enjoyment thereof. Nothing in this Section shall be deemed to restrict Landlord’s rights or obligations expressly set forth in this Lease.
(f)Recording. On the Lease Date, Landlord and Tenant will execute, acknowledge, and deliver for recordation a memorandum of this Lease in the form attached hereto as EXHIBIT Q (the “Memorandum of Lease”), together with such other instruments as may be reasonably necessary to record the Memorandum of Lease. Tenant may record the Memorandum of Lease, and will be responsible for all recording fees, charges, and taxes in connection therewith. Neither Landlord nor Tenant will record this Lease, and any recordation of this Lease by Landlord or Tenant will be a default of this Lease. Within ten (10) days after the expiration or earlier termination of this Lease, Tenant will cooperate with Landlord to record a termination of the Memorandum of Lease.
(g)Authority. Tenant hereby represents and warrants to Landlord that Tenant is a duly formed and validly existing entity qualified to do business in the state in which the Premises is located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and validly existing entity qualified to do business in the state in which the Premises is located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.
(h)Governing Law/Venue. This Lease shall be governed by the laws of the State in which the Premises is located. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located will have exclusive venue and jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease. The Parties shall not raise, and hereby waive, any defenses based on venue, inconvenient forum, or lack of personal jurisdiction in any action or suit brought in accordance with this Section.
(i)Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which performance is a factor.
(j)Waiver of Landlord’s Lien. Landlord hereby waives any contractual or statutory landlord’s lien with respect to Tenant’s personal property and equipment located at the Premises and the personal property and equipment of any subtenant or Colocating Party.
(k)Attorneys’ Fees. Notwithstanding anything to the contrary in this Lease, should any claim, action, or proceeding (including, for the avoidance of doubt, any alternative dispute resolution procedure, if any; and including any appeals of a claim, action, or proceeding) be commenced between the Parties concerning any provision of this Lease or the rights or duties of any person or entity in relation thereto, each Party shall bear its own fees and costs (including, without limitation, reasonable attorneys’ fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other Party. In the event that a Party prevails in any such claim, action, or proceeding, such Party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) as may be awarded as a part of any judgment rendered in any such action or proceeding. Nothing in this Section shall be construed to limit a Party’s obligation, as may be set forth elsewhere in this Lease, to indemnify another from any fees or costs (including, without limitation, attorneys’ fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified Party in prosecuting or defending a claim, action, or proceeding against the indemnifying Party.
(l)Anti-Virus and Trojan Horse. Landlord represents that any software, code or electronic documents provided by or through Landlord or its authorized personnel to Tenant shall not knowingly contain any code, programs, or mechanisms that disrupt, modify, delete, harm or otherwise impede the operation of Tenant’s systems (collectively, the “Destructive Elements”). If Landlord or its authorized personnel provides Tenant any software, documents, or materials containing Destructive Elements, Landlord agrees to use commercially reasonable efforts to promptly eliminate the Destructive Elements and reverse their adverse effects. Tenant may use third party services to identify Destructive Elements in any software, documents, or materials provided by Landlord or its personnel, including penetration testing.
(m)OFAC. Landlord and Tenant understand and acknowledge that United States regulations and executive orders, including, but not limited to, (i) the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, (ii) trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and (iii) the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State, prohibit, among other things, U.S. Persons from engaging in unauthorized transactions with (including providing services to) certain foreign countries, territories, organizations, entities, and individuals. Landlord and Tenant each affirms that it is not now, and shall not at any time during the Term be, individuals, entities of any type, or governmental agencies with whom a U.S. Person may not transact business of the type contemplated by this Lease under any United States Laws, regulations, orders, or lists administered by OFAC or otherwise. A “U.S. Person” means any United States citizen, permanent resident alien (i.e., green card holder), entity organized under the Laws of the United States or its territories (including foreign branches), or entity having its principal place of business within the United States or any of its territories.
(n)Time Period Computation. All time periods in this Lease shall be deemed to refer to calendar days unless the time period specifically references business days. For purposes herein, “business days” means any day which is not a Saturday, Sunday, and the holidays set forth on EXHIBIT R. There shall be no extension of time for the performance of any act under this Lease notwithstanding the fact that the last date on which to perform such act falls on a Saturday, Sunday or local, state, or national holiday.
(o)Negotiated Document. Each Party specifically agrees that it enters into this Lease based on its own understanding of the terms hereof and does not rely, in whole or in part, on any interpretation or representation of the other Party. Each Party agrees that this Lease is the result of good faith arm’s length negotiations. The Parties acknowledge and agree that they have been given the opportunity to be represented by independent counsel of their choice throughout all negotiations that preceded the execution of this Lease, and that they have executed this Lease with the consent and upon the advice of said independent counsel, or have knowingly waived the opportunity to be represented by counsel.
(p)Not a Partnership. None of the terms or provisions of this Lease shall be deemed to create a partnership or any relationship of trust or fiduciary relationship between or among the Parties in their respective businesses or otherwise, nor shall it cause them to be considered joint venturers or members of any joint enterprise. Each Party shall be considered a separate party, and no Party shall have the right to act as an agent for another Party, unless expressly authorized to do so by the terms of this Lease or by separate written instrument signed by the Party to be charged. Any correspondence or other reference to “partners” or other similar terms will not be deemed to alter, amend or change the independent contractor relationship between the Parties unless there is a formal written agreement specifically detailing the rights, liabilities, and obligations of the Parties as to a new, specifically defined legal relationship.

(q)Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those expressly set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting Party will not apply to the interpretation of this Lease or any exhibits or amendments hereto.
(r)Amendments; No Waiver. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease will be deemed to have been waived by a Party unless such waiver is in writing signed by such Party, and no custom or practice which may evolve between the Parties in the administration of the terms hereof will waive or diminish the right of such Party to insist upon the performance by the other Party in strict accordance with the terms hereof No waiver by either Party of any violation or breach of any of the terms contained in this Lease will waive such Party’s rights regarding any future violation of such term. This Lease is for the sole benefit of Landlord and Tenant, and other than any Lender and the Tenant Protected Parties, no third Party will be deemed a third-party beneficiary hereof.
(s)Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future Laws, then the remainder of this Lease will not be affected thereby and in lieu of such clause or provision, there will be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
(t)No Merger. There will be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.
(u)No Offer. The submission of this Lease to Tenant will not be construed as an offer, and neither Party will have any rights under this Lease unless and until each Party has respectively executed a copy of this Lease and delivered it to the other Party.
(v)Construction. In construing the provisions of this Lease and whenever the context so requires, the use of a gender shall include all other genders, the use of the singular shall include the plural, and the use of the plural shall include the singular. Any recitals contained in this Lease constitute a part of the agreements between the Parties. The captions and headings contained in this Lease are for convenience of reference only and do not modify or restrict any provisions of this Lease, shall not be used to construe any provisions and shall not be deemed to define or limit the scope or intent of any of the terms, covenants, conditions or agreements contained in this Lease.

(w)Joint and Several Obligations. In the event any Party hereunder is now or hereafter composed of more than one person, the obligations of said Party shall be joint and several.
(x)Successors and Assigns. The terms, covenants, conditions and agreements contained in this Lease shall constitute covenants running with the Land and shall inure to the benefit of and bind the Parties and their respective executors, heirs, administrators, successors and assigns; provided, however, that the Parties acknowledge and agree that Tenant is relying upon the expertise and reputation of Landlord for the performance of Landlord’s obligations under this Lease, and, therefore, Landlord may not assign its obligations under this Lease until the Delivery Date of the last Phase and only in accordance with the terms and conditions of this Lease.
(y)Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument. Signature and acknowledgment pages may be detached from individual counterparts and attached to a single or multiple original(s) in order to form a single or multiple original(s) of this Lease. In order to expedite the transaction contemplated herein, facsimile, or electronic signatures, including, without limitation, by DocuSign, may be used in place of original signatures on this Lease, as allowed by applicable Laws. The parties hereto intend to be bound by the signatures on the facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Lease based on the use of a facsimile or electronic signature; provided, however, that the Parties hereby agree to execute and provide to each other original signatures, upon the request made by either Party to the other.
(z)Exculpation. Tenant recognizes that Landlord is a limited liability company. Tenant expressly agrees, anything herein to the contrary notwithstanding, that no personal liability or personal responsibility is assumed by, nor will at any time be asserted or enforced against, any of the members, managers, shareholders, partners, directors, officers, employees, or agents of Landlord on account of any agreements of Landlord contained in this Lease.
(aa)Consents. Wherever Landlord’s or Tenant’s consent or approval is required under this Lease, unless this Lease expressly states that the approval or consent is qualified as being in a Party’s “sole and absolute discretion” or “sole discretion” or words to the same effect, such Party will not unreasonably withhold, condition or delay its approval or consent. Where this Lease expressly states that the approval or consent is at a Party’s sole and absolute discretion, no such reasonableness requirement will apply to the approval or consent.
(bb)Exhibits. All exhibits and schedules attached hereto are incorporated herein by this reference and made part of this Lease.

(cc)Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING LAWS ENACTED AFTER THE DATE OF THIS LEASE, TENANT AND LANDLORD SHALL NOT SEEK A JURY TRIAL, AND EACH OF THEM HEREBY WAIVES TRIAL BY JURY, IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LEASE, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. IT IS THE INTENTION OF THE PARTIES THAT THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.
(dd)Abatement Agreement. Landlord has provided to Tenant execution forms or executed copies of that certain Chapter 312 Agreement between [***] and [***] dated as of [***] (the “Abatement Agreement”).
(ee)Landlord Reporting Requirements. Landlord shall reasonably cooperate with Tenant and its Affiliates and provide such information as Tenant and/or its Affiliates may reasonable request as is necessary for Tenant to comply with disclosure requirements applicable to Tenant’s and/or its Affiliates, including, without limitation, for compliance with ASC 810-10-50-4 - In addition to disclosures required by other guidance, a reporting entity that holds a variable interest in a Landlord, but is not the Landlord’s primary beneficiary, shall disclose:
(1)The carrying amounts and classification of the assets and liabilities in the reporting entity’s statement of financial position that relate to the reporting entity’s variable interest in the Landlord.
(2)The reporting entity’s maximum exposure to loss as a result of its involvement with the Landlord, including how the maximum exposure is determined and the significant sources of the reporting entity’s exposure to the Landlord. If the reporting entity’s maximum exposure to loss as a result of its involvement with the Landlord cannot be quantified, that fact shall be disclosed.
(3)A tabular comparison of the carrying amounts of the assets and liabilities, as required by (a) above, and the reporting entity’s maximum exposure to loss, as required by (b) above. A reporting entity shall provide qualitative and quantitative information to allow financial statement users to understand the differences between the two amounts. That discussion shall include, but is not limited to, the terms of arrangements, giving consideration to both explicit arrangements and implicit variable interests, that could require the reporting entity to provide financial support (for example, liquidity arrangements and obligations to purchase assets) to the Landlord, including events or circumstances that could expose the reporting entity to a loss.

(4)Information about any liquidity arrangements, guarantees, and/or other commitments by third parties that may affect the fair value or risk of the reporting entity’s variable interest in the Landlord is encouraged.
(5)If applicable, significant factors considered and judgments made in determining that the power to direct the activities of a Landlord that most significantly impact the Landlord’s economic performance is shared in accordance with the guidance in paragraph 810-10-25-38D.
(6)Information about any consolidation risk affecting Landlord and any other entity.
(ff)Electricity Interruption. If after the Commencement Date, the import capacity of the connection to the electricity transmission network serving the Premises is reduced below [***] (or such capacity is not achieved prior to the Commencement Date), Tenant shall be entitled to an abatement of Base Rent by the proportion reflecting the amount by which the actual maximum import capacity of the connection is less than [***] until such time as the import capacity of [***] is achieved or restored.
(gg)Amendment and Restatement. This Amended and Restated Lease amends, restates, supersedes, and replaces in its entirety that certain Lease Agreement dated [***], by and between Landlord and Tenant (the “Prior Lease”). From and after the Lease Date of this Lease, the Prior Lease shall be of no further force or effect, and all rights, duties, and obligations of the parties thereunder shall be governed solely by the terms and conditions set forth herein. In the event of any conflict or inconsistency between the terms of this Lease and the Prior Lease, the terms of this Lease shall control. Notwithstanding the foregoing, this Lease shall not be deemed to constitute a termination or surrender of the leasehold estate created under the Prior Lease, and the leasehold estate shall be deemed to have continued without interruption from the original commencement date under the Prior Lease. Any obligations or liabilities that accrued under the Prior Lease prior to the Lease Date of this Lease, including without limitation any defaults or breaches thereof, shall survive and remain enforceable in accordance with the terms of the Prior Lease to the extent not expressly modified or waived herein.
List of Exhibits:

Exhibit A-1	Land Description
Exhibit A-2	Site Plan
Exhibit B-1	Reserved
Exhibit B-2	Power Infrastructure
Exhibit C	Extension Terms
Exhibit D	Base Rent
Exhibit E	Reserved
Exhibit F	Buy Out Option, Right of First Offer/Refusal (Purchase)
Exhibit G	Form of Purchase and Sale Agreement
Exhibit H	Commencement Date Agreement
Exhibit I	Operating Expenses
Exhibit J	Services Agreement Term Sheet
Exhibit K	Amended and Restated Work Letter
Exhibit L	Tenant Access Protocols
Exhibit M	Environmental Reports
Exhibit N	Intentionally Omitted
Exhibit O-1	[***]
Exhibit O-2	[***]
Exhibit P	Completion Guaranty
Exhibit Q	Memorandum of Lease
Exhibit R	Holidays
[Signatures on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Lease as of the Lease Date.

LANDLORD:	[***]
a Delaware limited liability company

	By:	/s/ [***]
	Name:	[***]
	Title:	Co-President

TENANT:	[***]
a Delaware limited liability company

	By:	/s/ [***]
	Name:	[***]
	Title:	Chief Financial Officer

Joinder to Lease Agreement

[***]

Guarantor

[***]
[***]

	By:	[***]
	Name:	[***]
	Title:	[***]